Filed Pursuant to Rule 424(b)(3)

Registration No. 333-144127

PROSPECTUS

$300,000,000

CACI International Inc

2.125% Convertible Senior Subordinated Notes due 2014

and Shares of Common Stock Issuable upon Conversion of the Notes

CACI International Inc issued 2.125% Convertible Senior Subordinated Notes Due 2014 (which we refer to as the notes) in a private placement in May 2007. This prospectus will be used by selling securityholders to resell their notes and shares of common stock issuable upon conversion of their notes.

The notes are due on May 1, 2014. We will pay interest on the notes on May 1 and November 1 of each year, beginning November 1, 2007.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding February 19, 2014 only under the following circumstances: (1) during any fiscal quarter commencing after May 31, 2007, if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period, which period we refer to as the measurement period, in which the trading price per $1,000 principal amount of notes for each day of that measurement period was less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or (3) upon the occurrence of specified corporate events. On and after February 19, 2014 until the close of business on the third business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

The current conversion rate is 18.2989 shares of our common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $54.65 per share of common stock). The conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in some specified circumstances.

We may not redeem the notes. If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The notes are our direct, senior subordinated, unsecured obligations and rank, or will rank, senior in right of payment to our existing and future indebtedness that provides for its subordination to the notes, equal in right of payment to our existing and future senior subordinated debt that provides for equal ranking with the notes, junior in right of payment to all of our other existing and future senior debt, and structurally junior to all existing and future liabilities incurred by our subsidiaries. We have agreed not to have any layer of indebtedness that is junior in right of payment to our senior indebtedness, unless the indebtedness ranks equal or junior in right of payment to the notes.

For a more detailed description of the notes, see “Description of notes” beginning on page 27.

Our common stock is traded on the New York Stock Exchange under the symbol “CAI.” The last reported sale price of our common stock on the New York Stock Exchange on October 1, 2007 was $51.81 per share.

Investing in the notes or our common stock involves a high degree of risk. You should carefully read and consider the “ Risk factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 11, 2007

We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling securityholders are offering to sell, and seeking offers to buy, only the notes and shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the notes or shares.

References in this prospectus to “CACI,” “our company,” “we,” “our” and “us” refer to CACI International Inc and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

Our fiscal year-end is June 30. References to FY2007 refer to our fiscal year ended June 30, 2007, references to FY2006 refer to our fiscal year ended June 30, 2006, and references to FY 2005 refer to our fiscal year ended June 30, 2005.

Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you need to consider in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus, including the section titled “Risk Factors” beginning on page 6 of this prospectus, and our consolidated financial statements and the notes thereto, before making an investment decision. Additional information regarding our company is contained in our filings with the Securities and Exchange Commission. For information on how you can obtain copies of our filings, please see the section of this prospectus titled “Where you can find more information.”

Overview

CACI founded its business in 1962 in simulation technology, and has strategically diversified primarily within the information technology (IT) and communications industries. We serve clients in the government and commercial markets, primarily throughout North America and internationally on behalf of U.S. customers, as well as in the United Kingdom.

Our primary customers—both domestic and international—are agencies of the U.S. government and major corporations. The demand for our services, in large measure, is created by the increasingly complex network, systems and information environments in which governments and businesses operate, and by the need to stay current with emerging technology while increasing productivity and, ultimately, performance.

Domestic Operations. We provide IT and communications solutions, along with other professional services, to our domestic clients through our four major service offerings: systems integration, managed network services, knowledge management and engineering services.

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Our systems integration offerings combine current systems with new technologies or integrate hardware and software from multiple sources to enhance operations and save time and money. Systems integration services include planning, designing, implementing and managing solutions that resolve specific technical or business needs; extracting core business logic from existing systems and preserving it for migration to more modern environments; helping clients visualize possible changes in processes and systems before implementation; and web-enabling systems and applications, bringing the power of the Internet to clients and system users.

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Our managed network services offerings include a complete suite of solutions for total life cycle support of global communication networks, including planning and building voice, video and data networks, managing network communication infrastructures, operating network systems, and assuring that information is secure from unauthorized interception and intrusion.

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Our knowledge management offerings encompass a range of information management tools and enabling technologies, including Internet-based user interfaces, commercial off-the-shelf software, and workflow management systems.

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Our engineering services offerings enable clients to standardize and improve the way they manage the logistical life cycles of systems, products, and material assets. They also provide acquisition support, prototype development and integration, software design and integration, systems life extension and training in the use of analytical and collaboration tools for the U.S. intelligence community.

International Operations. Our international systems integration offerings focus primarily on planning, designing, implementing and managing solutions that resolve specific technical or business needs for commercial and government clients in the telecommunications, financial services, healthcare services and transportation sectors. Our international operations also concentrate on combining data and technology in software products and services that provide strategic information on customers, buying patterns and market trends for clients who are engaged in retail sales of consumer products, direct marketing campaigns, franchise or branch site location projects, and similar endeavors.

Through these service offerings, we provide comprehensive, practical IT and communications solutions by adapting emerging technologies and continually evolving legacy strengths in such areas as information assurance and security, reengineering, logistics and engineering support, automated debt management systems and services, litigation support systems and services, product data management, software development and reuse, voice, data and video communications, simulation and planning, financial and human resource systems and geo-demographic and customer data analysis.

Competition

We operate in a highly competitive industry that includes many firms, some of which are larger in size and have greater financial resources than we have. We obtain much of our business on the basis of proposals submitted in response to requests from potential and current customers, who may also receive proposals from other firms. Additionally, we face indirect competition from certain government agencies that perform services for themselves similar to those we market. We know of no single, dominant competitor in our fields of technology. We have a relatively small share of the available worldwide market for our products and services, and we intend to achieve growth and increase market share in part by organic growth, and in part through strategic acquisitions.

Strengths and strategy

Our high quality service has enabled us to win repeat business and sustain long-term client relationships and also to compete effectively for new clients and new contracts. We have structured our business development organization to respond to the competitive marketplace, particularly within the federal government, and support that activity with full-time marketing, sales, communications, and proposal development specialists. We seek competitive business opportunities and have designed our operations to support major programs through centralized business development and business alliances.

We offer substantially our entire range of information systems, technical and communications services and proprietary products to defense intelligence and civilian agencies of the U.S. Government. Our work for U.S. Government agencies may combine a wide range of skills drawn from our major service offerings. We have the capability to combine comprehensive knowledge of client challenges with significant expertise in the design, integration, development and implementation of advanced information technology and communications solutions. Our commercial client base consists primarily of large corporations in the United Kingdom (U.K.). This market is the primary target of our proprietary marketing systems software and database products.

Virtually all of our officers and managers, including our Chief Executive Officer, conduct marketing and new business development activities. We employ marketing professionals who identify and qualify major contract opportunities, primarily in the federal government market. Our proprietary software and marketing systems are sold primarily by full time sales people. We also have established agreements for the resale of certain third party software and data products.

We have formed strategic business relationships with a number of companies associated with the information technology industry. These strategic partners have business objectives compatible with ours, and offer products and services that complement ours. We intend to continue to develop these kinds of relationships wherever they support our growth objectives.

Corporate information

We currently operate from our headquarters at Three Ballston Plaza, 1100 North Glebe Road in Arlington, Virginia. We have operating offices and facilities in over 100 other locations throughout the United States, Europe, and Asia. Our telephone number is (703) 841-7800. Our website is located at www.caci.com. We do not intend to provide an active link to our website by providing you with our website address, and information on our website is not part of this prospectus.

The notes

The following summary describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. As used in the following summary, “we,” “our,” “us,” and “CACI” refer to CACI International Inc and not to its consolidated subsidiaries.

Issuer:	CACI International Inc, a Delaware corporation.

Selling Securityholders:	The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any supplement to this prospectus. See “Selling securityholders.”

Securities:	$300,000,000 principal amount of 2.125% Convertible Senior Subordinated Notes due 2014.

Maturity:	May 1, 2014, unless earlier repurchased or converted.

Interest:	2.125% per year. Interest began accruing on May 16, 2007 and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2007. We will pay additional interest, if any, under the circumstances described under “Description of notes—Registration rights.”

Conversion rights:	Holders may convert their notes prior to the close of business on the business day immediately preceding February 19, 2014, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•        during any fiscal quarter commencing after May 31, 2007, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•        during the five business day period after any measurement period in which the “trading price” (as defined under “Description of the notes—Conversion rights—Conversion upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each day of such measurement period was less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or

•        upon the occurrence of specified corporate transactions described under “Description of notes—Conversion rights—Conversion upon specified corporate transactions.”

On and after February 19, 2014 to (and including) the close of business on the third business day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is currently 18.2989 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $54.65 per share of common stock) and is subject to adjustment as described in this prospectus.

Upon conversion, we will deliver cash up to the aggregate principal amount of the notes to be converted and shares of our common stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted. See “Description of notes—Conversion rights—Payment upon conversion.”

In addition, following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction upon conversion in the circumstances described under “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of our common stock, together with any cash payment for any fractional share, into which a note is convertible.

Fundamental change:	If we undergo a “fundamental change” (as defined in this prospectus under “Description of notes—Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, holders of the notes will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price is 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date.

Ranking:	The notes are our direct, senior subordinated, unsecured obligations and rank, or will rank:

•        senior in right of payment to our existing and future indebtedness that provides for its subordination to the notes;

•        equal in right of payment to our existing and future indebtedness providing for equal ranking with the notes;

•        junior in right of payment to all of our other existing and future indebtedness; and

•        structurally junior to all existing and future liabilities, including trade payables, incurred by our subsidiaries.

We have agreed not to have any layer of indebtedness that is junior in right of payment to our senior indebtedness, unless the indebtedness ranks equal or junior in right of payment to the notes. See “Description of notes—Subordination of the notes” and “—No layering of indebtedness.”

As of June 30, 2007, our total long-term debt, excluding the notes, was $343.4 million, all of which ranks senior to the notes.

Registration rights:	Pursuant to a registration rights agreement that we entered into with the initial purchasers of the notes, to whom we refer throughout this prospectus as the initial purchasers, we have filed a shelf registration statement under the Securities Act, of which this prospectus is a part, relating to the resale of the notes and the common stock issuable upon conversion thereof.

No proceeds:	We will not receive any proceeds from the sale by any selling securityholder of the notes or our common stock issuable upon conversion of the notes.

Book-entry form:	The notes have been issued in book-entry form and are represented by permanent global certificates deposited on behalf of The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading:	We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system, and we cannot assure you as to the development or liquidity of any market for the notes. The notes are eligible for trading in the PORTAL® market. However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL® market.

U.S. federal income tax consequences:	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain U.S. federal income tax considerations.”

Convertible note hedge and warrant transactions:

We have entered into convertible note hedge transactions with Morgan Stanley & Co. International plc, J.P. Morgan Chase Bank, National Association, and Bank of America, N.A., to whom we refer as the note hedge counterparties, which are expected to reduce the potential dilution upon conversion of the notes. We have also entered into warrant transactions with the note hedge counterparties. One or more of the note hedge counterparties or their affiliates may in the future enter into, or may unwind, various derivatives and/or purchase or sell our common stock in secondary market transactions (including during any observation period in respect of any conversion of notes). These activities could have the effect of increasing, or preventing a decline in, the price of our common stock.

In addition, the note hedge counterparties or their affiliates may unwind various derivatives and/or purchase or sell our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so during any observation period in respect of any conversion of notes), which could adversely impact the price of our common stock or the settlement amount payable upon conversion.

For a discussion of the impact of any market or other activity by the note hedge counterparties or their affiliates in connection with these convertible note hedge and warrant transactions, see “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

New York Stock Exchange symbol for our common stock:	Our common stock is quoted on the New York Stock Exchange under the symbol “CAI.”

Trustee, paying agent and conversion agent:	The Bank of New York

Summary consolidated financial data

(in thousands, except per share amounts)

The following summary consolidated financial data should be read together with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition & Results of Operations” and our consolidated financial statements, including the accompanying notes, appearing in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which is incorporated by reference into this prospectus.

	Year Ended June 30,
	2005	2006	2007
Consolidated Statements of Income Data
Revenue	$1,623,062	$1,755,324	$1,937,972

Costs of revenue:
Direct costs	1,019,474	1,134,951	1,267,677
Indirect costs and selling expenses	429,434	436,656	485,359
Depreciation and amortization	32,022	33,437	39,083

Total costs of revenue	1,480,930	1,605,044	1,792,119

Income from operations	142,132	150,280	145,853
Interest expense and other, net	14,765	17,279	20,585

Income before income taxes	127,367	133,001	125,268
Income taxes	47,642	48,161	46,736

Net income	$79,725	$84,840	$78,532

Basic earnings per share	$2.69	$2.81	$2.56

Diluted earnings per share	$2.61	$2.72	$2.51

Weighted average basic shares outstanding	29,675	30,242	30,643

Weighted average diluted shares outstanding	30,568	31,161	31,256

As of June 30, 2007
Consolidated Balance Sheet Data:
Cash and cash equivalents	$285,682
Working capital	413,982
Total assets	1,791,947
Long-term debt	643,415
Total liabilities	978,100
Total shareholders’ equity	813,847

Risk factors

You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this prospectus and in the documents we file with the SEC. The risks and uncertainties described below are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect many other companies, such as overall U.S. and non-U.S. economic and industry conditions, including a global economic slowdown, geopolitical events, changes in laws or accounting rules, fluctuations in interest and exchange rates, terrorism, international conflicts, major health concerns, natural disasters or other disruptions of expected economic and business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business operations and liquidity and adversely affect the value of an investment in the notes or the common stock issuable upon conversion of the notes.

Risks related to our business

We depend on contracts with the federal government for a substantial majority of our revenue, and our business could be seriously harmed if the government significantly decreased or ceased doing business with us.

We derived 94.2 percent of our total revenue in FY2007 and 94.4 percent of our total revenue in FY2006 from federal government contracts, either as a prime contractor or a subcontractor. We derived 71.9 percent of our total revenue in FY2007 and 73.1 percent of our total revenue in FY2006 from contracts with agencies of the U.S. Department of Defense, or DoD. We expect that federal government contracts will continue to be the primary source of our revenue for the foreseeable future. If we were suspended or debarred from contracting with the federal government generally, with the General Services Administration, or GSA, or any significant agency in the intelligence community or the DoD, or if our reputation or relationship with government agencies were to be impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our business, prospects, financial condition and operating results could be materially and adversely affected.

Our business could be adversely affected by the outcome of the various investigations or proceedings regarding our interrogation services work in Iraq.

In May 2004, press accounts disclosed an internal U.S. government report, the Taguba Report, which, among other things, alleged that one of our employees was involved in the alleged mistreatment of Iraqi prisoners at the Abu Ghraib facility. Another government report, the Jones/Fay Report, alleges that three of our employees, including the employee identified in the Taguba Report, acted improperly in performing their assigned duties in Iraq. The Jones/Fay Report includes a recommendation that the information in the report regarding these employees be forwarded to the General Counsel of the U.S. Army for determination of whether each of them should be referred to the U.S. Department of Justice for prosecution and to the contracting officer for appropriate contractual action. Our investigation into these matters has not to date confirmed the allegations of abuse contained in either the Taguba Report or the Jones/Fay Report. To date, no charges have been brought against us or any of our employees in connection with the Abu Ghraib allegations.

On May 7, 2007, we received a letter from Henry A. Waxman, Chairman of the House Committee on Oversight and Government Reform, requesting documents from CACI in connection with the Committee’s investigation into the work of government contractors in Iraq. We have cooperated with that investigation, and will continue to cooperate fully with the government regarding investigations arising out of interrogation services provided in Iraq.

The results of the investigations and proceedings regarding our interrogation services in Iraq could affect our relationships with our clients and could cause our actual results to differ materially and adversely from those anticipated.

Our business could be adversely affected by delays caused by our competitors protesting major contract awards received by us, resulting in the delay of the initiation of work.

There is an increasing trend in the number and duration of protests of the major contract awards we have received in the last year. The resulting delay in the start up and funding of the work under these contracts may cause our actual results to differ materially and adversely from those anticipated.

Our business could be adversely affected by changes in budgetary priorities of the federal government.

Because we derive a substantial majority of our revenue from contracts with the federal government, we believe that the success and development of our business will continue to depend on our successful participation in federal government contract programs. Changes in federal government budgetary priorities could directly affect our financial performance. A significant decline in government expenditures, a shift of expenditures away from programs that we support or a change in federal government contracting policies could cause federal government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts at any time without penalty or not to exercise options to renew contracts. Any such actions could cause our actual results to differ materially and adversely from those anticipated. Among the factors that could seriously affect our federal government contracting business are:

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the increasing demand and priority of funding for combat operations in Iraq and Afghanistan, which may reduce the demand for our services on contracts supporting some operations and maintenance activities in the DoD;

•	the funding of all civilian agencies through a continuing resolution instead of a budget appropriation, which may cause our customers to defer or reduce work under our current contracts;

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budgetary priorities limiting or delaying federal government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding, including potential governmental shutdowns (such as that which occurred during the federal government’s 1996 fiscal year);

•	an increase in set-asides for small businesses, which could result in our inability to compete directly for prime contracts; and

•	curtailment of the federal government’s use of information technology or professional services.

Our federal government contracts may be terminated by the government at any time and may contain other provisions permitting the government not to continue with contract performance, and if lost contracts are not replaced, our operating results may differ materially and adversely from those anticipated.

We derive substantially all of our revenue from federal government contracts that typically span one or more base years and one or more option years. The option periods typically cover more than half of the contract’s potential duration. Federal government agencies generally have the right not to exercise these option periods. In addition, our contracts typically also contain provisions permitting a government client to terminate the contract for its convenience. A decision not to exercise option periods or to terminate contracts could result in significant revenue shortfalls from those anticipated.

Federal government contracts contain numerous provisions that are unfavorable to us.

Federal government contracts contain provisions and are subject to laws and regulations that give the government rights and remedies, some of which are not typically found in commercial contracts, including allowing the government to:

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	claim rights in systems and software developed by us;

•	suspend or debar us from doing business with the federal government or with a governmental agency;

•	impose fines and penalties and subject us to criminal prosecution; and

•	control or prohibit the export of our data and technology.

If the government terminates a contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, we may be unable to recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source. Depending on the value of a contract, such termination could cause our actual results to differ materially and adversely from those anticipated. Certain contracts also contain organizational conflict of interest clauses that limit our ability to compete for or perform certain other contracts. Organizational conflicts of interest (OCIs) arise any time we engage in activities that (i) make us unable or potentially unable to render impartial assistance or advice to the government; (ii) impair or might impair our objectivity in performing contract work; or (iii) provide us with an unfair competitive advantage. For example, when we work on the design of a particular system, we may be precluded from competing for the contract to install that system. Depending upon the value of the matters affected, an OCI issue that precludes our participation in or performance of a program or contract could cause our actual results to differ materially and adversely from those anticipated.

As is common with government contractors, we have experienced and continue to experience occasional performance issues under certain of our contracts. Depending upon the value of the matters affected, a performance problem that impacts our performance of a program or contract could cause our actual results to differ materially and adversely from those anticipated.

If we fail to establish and maintain important relationships with government entities and agencies, our ability to successfully bid for new business may be adversely affected.

To facilitate our ability to prepare bids for new business, we rely in part on establishing and maintaining relationships with officials of various government entities and agencies. These relationships enable us to provide informal input and advice to government entities and agencies prior to the development of a formal bid. We may be unable to successfully maintain our relationships with government entities and agencies, and any failure to do so may adversely affect our ability to bid successfully for new business and could cause our actual results to differ materially and adversely from those anticipated.

We derive significant revenue from contracts and task orders awarded through a competitive bidding process. If we are unable to consistently win new awards over any extended period, our business and prospects will be adversely affected.

Substantially all of our contracts and task orders with the federal government are awarded through a competitive bidding process. We expect that much of the business that we will seek in the foreseeable future will continue to be awarded through competitive bidding. Budgetary pressures and changes in the procurement process have caused many government clients to increasingly purchase goods and services through indefinite delivery/indefinite quantity, or IDIQ, contracts, GSA schedule contracts and other government-wide acquisition contracts. These contracts, some of which are awarded to multiple contractors, have increased competition and pricing pressure, requiring that we make sustained post-award efforts to realize revenue under each such contract. In addition, in consideration of recent publicity regarding the practice of agencies awarding work under such contracts that is arguably outside their intended scope, both the GSA and the DoD have initiated programs aimed to ensure that all work fits properly within the scope of the contract under which it is awarded. The net effect of such programs may reduce the number of bidding opportunities available to us. Moreover, even if we are highly qualified to work on a particular new contract, we might not be awarded business because of the federal government’s policy and practice of maintaining a diverse contracting base.

This competitive bidding process presents a number of risks, including the following:

•	we bid on programs before the completion of their design, which may result in unforeseen technological difficulties and cost overruns;

•	we expend substantial cost and managerial time and effort to prepare bids and proposals for contracts that we may not win;

•	we may be unable to estimate accurately the resources and cost structure that will be required to service any contract we win; and

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we may encounter expense and delay if our competitors protest or challenge awards of contracts to us in competitive bidding, and any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract.

If we are unable to win particular contracts, we may be foreclosed from providing to clients services that are purchased under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, our business and prospects will be adversely affected and that could cause our actual results to differ materially and adversely from those anticipated. In addition, upon the expiration of a contract, if the client requires further services of the type provided by the contract, there is frequently a competitive rebidding process. There can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract, and the termination or non-renewal of any of our significant contracts could cause our actual results to differ materially and adversely from those anticipated.

Our business may suffer if we or our employees are unable to obtain the security clearances or other qualifications we and they need to perform services for our clients.

Many of our federal government contracts require us to have security clearances and employ personnel with specified levels of education, work experience and security clearances. Depending on the level of clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees lose or are unable to obtain necessary security clearances, we may not be able to win new business and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract, which could cause our results to differ materially and adversely from those anticipated.

We must comply with a variety of laws and regulations, and our failure to comply could cause our actual results to differ materially from those anticipated.

We must observe laws and regulations relating to the formation, administration and performance of federal government contracts which affect how we do business with our clients and may impose added costs on our business. For example, the Federal Acquisition Regulation and the industrial security regulations of the DoD and related laws include provisions that:

•	allow our federal government clients to terminate or not renew our contracts if we come under foreign ownership, control or influence;

•	require us to divest work if an organizational conflict of interest related to such work cannot be mitigated to the government’s satisfaction;

•	require us to disclose and certify cost and pricing data in connection with contract negotiations; and

•	require us to prevent unauthorized access to classified information.

Our failure to comply with these or other laws and regulations could result in contract termination, loss of security clearances, suspension or debarment from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which could cause our actual results to differ materially and adversely from those anticipated.

The federal government may reform its procurement or other practices in a manner adverse to us.

The federal government may reform its procurement practices or adopt new contracting rules and regulations, such as cost accounting standards. It could also adopt new contracting methods relating to GSA contracts or other government-wide contracts, or adopt new socio-economic requirements. These changes could impair our ability to obtain new contracts or win re-competed contracts. Any new contracting methods could be costly or administratively difficult for us to satisfy, and, as a result could cause actual results to differ materially and adversely from those anticipated.

Restrictions on or other changes to the federal government’s use of service contracts may harm our operating results.

We derive a significant amount of revenue from service contracts with the federal government. The government may face restrictions from new legislation, regulations or government union pressures on the nature and amount of services the government may obtain from private contractors. Any reduction in the government’s use of private contractors to provide federal services could cause our actual results to differ materially and adversely from those anticipated.

Our contracts and administrative processes and systems are subject to audits and cost adjustments by the federal government, which could reduce our revenue, disrupt our business or otherwise adversely affect our results of operations.

Federal government agencies, including the Defense Contract Audit Agency, or DCAA, routinely audit and investigate government contracts and government contractors’ administrative processes and systems. These agencies review our performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also review our compliance with government regulations and policies and the adequacy of our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and any such costs already reimbursed must be refunded. Moreover, if any of the administrative processes and systems is found not to comply with requirements, we may be subjected to increased government scrutiny and approval that could delay or otherwise adversely affect our ability to compete for or perform contracts.

Therefore, an unfavorable outcome to an audit by the DCAA or another government agency could cause actual results to differ materially and adversely from those anticipated. If a government investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the federal government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Each of these results could cause actual results to differ materially and adversely from those anticipated.

Failure to maintain strong relationships with other contractors could result in a decline in our revenue.

We derive substantial revenue from contracts in which we act as a subcontractor or from teaming arrangements in which we and other contractors bid on particular contracts or programs. As a subcontractor or teammate, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, even when we perform as required. We expect to continue to depend on relationships with other contractors for a portion of our revenue in the foreseeable future. Moreover, our revenue and operating results could differ materially and adversely from those anticipated if any prime contractor or teammate chose to offer directly to the client services of the type that we provide or if they team with other companies to provide those services.

We may not receive the full amounts authorized under the contracts included in our backlog, which could reduce our revenue in future periods below the levels anticipated.

Our backlog consists of funded backlog, which is based on amounts actually obligated by a client for payment of goods and services, and unfunded backlog, which is based upon management’s estimate of the future potential of our existing contracts and task orders, including options, to generate revenue. Our backlog may not result in actual revenue in any particular period, or at all, which could cause our actual results to differ materially and adversely from those anticipated.

The maximum contract value specified under a government contract or task order awarded to us is not necessarily indicative of the revenue that we will realize under that contract. For example, we derive a substantial portion of our revenue from government contracts in which we are not the sole provider, meaning that the government could turn to other companies to fulfill the contract. We also derive revenues from IDIQ contracts, which do not require the government to purchase a material amount of goods or services under the contract. Action by the government to obtain support from other contractors or failure of the government to order the quantity of work anticipated could cause our actual results to differ materially and adversely from those anticipated.

Without additional Congressional appropriations, some of the contracts included in our backlog will remain unfunded, which could significantly harm our prospects.

Although many of our federal government contracts require performance over a period of years, Congress often appropriates funds for these contracts for only one year at a time. As a result, our contracts typically are only partially funded at any point during their term, and all or some of the work intended to be performed under the contracts will remain unfunded pending subsequent Congressional appropriations and the obligation of additional funds to the contract by the procuring agency. Nevertheless, we estimate our share of the contract values, including values based on the assumed exercise of options relating to these contracts, in calculating the amount of our backlog. Because we may not receive the full amount we expect under a contract, our estimate of our backlog may be inaccurate and we may post results that differ materially and adversely from those anticipated.

Employee misconduct, including security breaches, could result in the loss of clients and our suspension or disbarment from contracting with the federal government.

We may be unable to prevent our employees from engaging in misconduct, fraud or other improper activities that could adversely affect our business and reputation. Misconduct could include the failure to comply with federal government procurement regulations, regulations regarding the protection of classified information and legislation regarding the pricing of labor and other costs in government contracts. Many of the systems we develop involve managing and protecting information involved in national security and other sensitive government functions. A security breach in one of these systems could prevent us from having access to such critically sensitive systems. Other examples of employee misconduct could include time card fraud and violations of the Anti-Kickback Act. The precautions we take to prevent and detect this activity may not be effective, and we could face unknown risks or losses. As a result of employee misconduct, we could face fines and penalties, loss of security clearance and suspension or debarment from contracting with the federal government, which could cause our actual results to differ materially and adversely from those anticipated.

Our failure to attract and retain qualified employees, including our senior management team, could adversely affect our business.

Our continued success depends to a substantial degree on our ability to recruit and retain the technically skilled personnel we need to serve our clients effectively. Our business involves the development of tailored solutions for our clients, a process that relies heavily upon the expertise and services of our employees. Accordingly, our employees are our most valuable resource. Competition for skilled personnel in the information technology services industry is intense, and technology service companies often experience high attrition among their skilled employees. There is a shortage of people capable of filling these positions and they are likely to remain a limited resource for the foreseeable future. Recruiting and training these personnel require substantial resources. Our failure to attract and retain technical personnel could increase our costs of performing our contractual obligations, reduce our ability to efficiently satisfy our clients’ needs, limit our ability to win new business and cause our actual results to differ materially and adversely from those anticipated. In addition to attracting and retaining qualified technical personnel, we believe that our success will depend on the continued employment of our senior management team and its ability to generate new business and execute projects successfully. Our senior management team is very important to our business because personal reputations and individual business relationships are a critical element of obtaining and maintaining client engagements in our industry, particularly with agencies performing classified operations. The loss of any of our senior executives could cause us to lose client relationships or new business opportunities, which could cause actual results to differ materially and adversely from those anticipated.

Our markets are highly competitive, and many of the companies we compete against have substantially greater resources.

The markets in which we operate include a large number of participants and are highly competitive. Many of our competitors may compete more effectively than we can because they are larger, better financed and better known companies than we are. In order to stay competitive in our industry, we must also keep pace with changing technologies and client preferences. If we are unable to differentiate our services from those of our competitors, our revenue may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies who are better able to compete against us. The results of these competitive pressures could cause our actual results to differ materially and adversely from those anticipated.

Our quarterly revenue and operating results could be volatile.

Our quarterly revenue and operating results may fluctuate significantly and unpredictably in the future. In particular, if the federal government does not adopt, or delays adoption of, a budget for each fiscal year beginning on October 1, or fails to pass a continuing resolution, federal agencies may be forced to suspend our contracts and delay the award of new and follow-on contracts and orders due to a lack of funding. Further, the rate at which the federal government procures technology may be negatively affected following changes in presidential administrations and senior government officials. Therefore, period-to-period comparisons of our operating results may not be a good indication of our future performance.

Our quarterly operating results may not meet the expectations of securities analysts or investors, which in turn may have an adverse effect on the market price of our common stock. Our quarterly operating results may also fluctuate due to impairment of goodwill charges required by generally accepted accounting principles.

We may lose money or generate less than anticipated profits if we do not accurately estimate the cost of an engagement which is conducted on a fixed-price basis.

We perform a portion of our engagements on a variety of fixed-price contract vehicles. We derived 19.9 percent of our total revenue in FY2007 and 20.3 percent of our total revenue in FY2006 from fixed-price contracts. Fixed-price contracts require us to price our contracts by predicting our expenditures in advance. In addition, some of our engagements obligate us to provide ongoing maintenance and other supporting or ancillary services on a fixed-price basis or with limitations on our ability to increase prices. Many of our engagements are also on a time-and-material basis. While these types of contracts are generally subject to less uncertainty than fixed-price contracts, to the extent that our actual labor costs are higher than the contract rates, our actual results could differ materially and adversely from those anticipated.

When making proposals for engagements on a fixed-price basis, we rely on our estimates of costs and timing for completing the projects. These estimates reflect our best judgment regarding our capability to complete the task efficiently. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable. From time to time, unexpected costs and unanticipated delays have caused us to incur losses on fixed-price contracts, primarily in connection with state government clients. On rare occasions, these losses have been significant. In the event that we encounter such problems in the future, our actual results could differ materially and adversely from those anticipated.

Our earnings and margins may vary based on the mix of our contracts and programs.

At June 30, 2007, our backlog included cost reimbursement, time and materials, or T&M, and fixed-price contracts. Cost reimbursement and T&M contracts generally have lower profit margins than fixed-price contracts. Our earnings and margins may vary materially and adversely depending on the types of long-term government contracts undertaken, the costs incurred in their performance, the achievement of other performance objectives and the stage of performance at which the right to receive fees, particularly under incentive and award fee contracts, is finally determined.

Systems failures may disrupt our business and have an adverse effect on our results of operations.

Any systems failures, including network, software or hardware failures, whether caused by us, a third party service provider, unauthorized intruders and hackers, computer viruses, natural disasters, power shortages or terrorist attacks, could cause loss of data, interruptions or delays in our business or that of our clients. In addition, the failure or disruption of our mail, communications or utilities could cause us to interrupt or suspend our operations or otherwise harm our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our actual results could differ materially and adversely from those anticipated.

The systems and networks that we maintain for our clients, although highly redundant in their design, could also fail. If a system or network we maintain were to fail or experience service interruptions, we might experience loss of revenue or face claims for damages or contract termination. Our errors and omissions liability insurance may be inadequate to compensate us for all the damages that we might incur and, as a result, our actual results could differ materially and adversely from those anticipated.

We may have difficulty identifying and executing acquisitions on favorable terms and therefore may grow at slower than anticipated rates.

One of our key growth strategies has been to selectively pursue acquisitions. Through acquisitions, we have expanded our base of federal government clients, increased the range of solutions we offer to our clients and deepened our penetration of existing markets and clients. We may encounter difficulty identifying and executing suitable acquisitions. To the extent that management is involved in identifying acquisition opportunities or integrating new acquisitions into our business, our management may be diverted from operating our core business. Without acquisitions, we may not grow as rapidly as the market expects, which could cause our actual results to differ materially and adversely from those anticipated. We may encounter other risks in executing our acquisition strategy, including:

•	increased competition for acquisitions may increase the costs of our acquisitions;

•

our failure to discover material liabilities during the due diligence process, including the failure of prior owners of any acquired businesses or their employees to comply with applicable laws or regulations, such as the Federal Acquisition Regulation and health, safety and environmental laws, or their failure to fulfill their contractual obligations to the federal government or other customers; and

•	acquisition financing may not be available on reasonable terms or at all.

Each of these types of risks could cause our actual results to differ materially and adversely from those anticipated.

We may have difficulty integrating the operations of any companies we acquire, which could cause actual results to differ materially and adversely from those anticipated.

The success of our acquisition strategy will depend upon our ability to continue to successfully integrate any businesses we may acquire in the future. The integration of these businesses into our operations may result in unforeseen operating difficulties, absorb significant management attention and require significant financial resources that would otherwise be available for the ongoing development of our business. These integration difficulties include the integration of personnel with disparate business backgrounds, the transition to new information systems, coordination of geographically dispersed organizations, loss of key employees of acquired companies, and reconciliation of different corporate cultures. For these or other reasons, we may be unable to retain key clients of acquired companies. Moreover, any acquired business may fail to generate the revenue or net income we expected or produce the efficiencies or cost-savings that we anticipated. Any of these outcomes could cause our actual results to differ materially and adversely from those anticipated.

If our subcontractors fail to perform their contractual obligations, our performance as a prime contractor and our ability to obtain future business could be materially and adversely impacted and our actual results could differ materially and adversely from those anticipated.

Our performance of government contracts may involve the issuance of subcontracts to other companies upon which we rely to perform all or a portion of the work we are obligated to deliver to our clients. A failure by one or more of our subcontractors to satisfactorily deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services may materially and adversely affect our ability to perform our obligations as a prime contractor.

A subcontractor’s performance deficiency could result in the government terminating our contract for default. A default termination could expose us to liability for excess costs of reprocurement by the government and have a material adverse effect on our ability to compete for future contracts and task orders. Depending upon the level of problem experienced, such problems with subcontractors could cause our actual results to differ materially and adversely from those anticipated.

Our business may be adversely affected if we cannot collect our receivables.

We depend on the collection of our receivables to generate cash flow, provide working capital, pay debt and continue our business operations. If the federal government, any of our other clients or any prime contractor for whom we are a subcontractor fails to pay or delays the payment of their outstanding invoices for any reason, our business and financial condition may be materially and adversely affected. The government may fail to pay outstanding invoices for a number of reasons, including lack of appropriated funds or lack of an approved budget. Some prime contractors for whom we are a subcontractor have significantly less financial resources than we do, which may increase the risk that we may not be paid in full or payment may be delayed. If we experience difficulties collecting receivables it could cause our actual results to differ materially and adversely from those anticipated.

We have substantial investments in recorded goodwill as a result of prior acquisitions, and changes in future business conditions could cause these investments to become impaired, requiring substantial write-downs that would reduce our operating income.

Goodwill accounts for $848.8 million of our recorded total assets as of June 30, 2007. We evaluate the recoverability of recorded goodwill amounts annually, or when evidence of potential impairment exists. The annual impairment test is based on several factors requiring judgment. Principally, a decrease in expected reporting unit cash flows or changes in market conditions may indicate potential impairment of recorded goodwill. If there is an impairment, we would be required to write down the recorded amount of goodwill, which would be reflected as a charge against operating income.

Our operations involve several risks and hazards, including potential dangers to our employees and to third parties that are inherent in aspects of our federal business (i.e., counterterrorism training services). If these risks and hazards are not adequately insured, it could adversely affect our operating results.

Our federal business includes the maintenance of global networks and the provision of special operations services (i.e., counterterrorism training) that require us to dispatch employees to various countries around the world. These countries may be experiencing political upheaval or unrest, and in some cases war or terrorism. It is possible that certain of our employees or executives will suffer injury or bodily harm, or be killed or kidnapped in the course of these deployments. We could also encounter unexpected costs for reasons beyond our control in connection with the repatriation of our employees or executives. Any of these types of accidents or other incidents could involve significant potential claims of employees, executives and/or third parties who are injured or killed or who may have wrongful death or similar claims against us.

We maintain insurance policies that mitigate against risk and potential liabilities related to our operations. This insurance is maintained in amounts that we believe are reasonable. However, our insurance coverage may not be adequate to cover those claims or liabilities, and we may be forced to bear significant costs from an accident or incident. Substantial claims in excess of our related insurance coverage could cause our actual results to differ materially and adversely from those anticipated.

Our failure to adequately protect our confidential information and proprietary rights may harm our competitive position.

Our success depends, in part, upon our ability to protect our proprietary information and other intellectual property. Although our employees are subject to confidentiality obligations, this protection may be inadequate to deter misappropriation of our confidential information. In addition, we may be unable to detect unauthorized use of our intellectual property in order to take appropriate steps to enforce our rights. If we are unable to prevent third parties from infringing or misappropriating our copyrights, trademarks or other proprietary information, our competitive position could be harmed and our actual results could differ materially and adversely from those anticipated.

We face additional risks which could harm our business because we have international operations.

We conduct the majority of our international operations in the United Kingdom. Our U.K.-based operations comprised 4.2 percent of our revenue in FY2007 and 3.6 percent of our revenue in FY2006. Our U.K.-based operations are subject to risks associated with operating in a foreign country. These risks include fluctuations in the value of the British pound, longer payment cycles, changes in foreign tax laws and regulations and unexpected legislative, regulatory, economic or political changes.

Our U.K.-based operations are also subject to risks associated with operating a commercial, as opposed to a government contracting, business, including the effects of general economic conditions in the U.K.’s telecommunications, computer software and computer services sectors, and the impact of more concentrated and intense competition for the reduced volume of work available in those sectors. Our revenue from this business grew during FY2007 over revenue from such business in FY2006 primarily as a result of two acquisitions and the strength of the British pound. While we are marketing our services to clients in industries that are new to us, our efforts in that regard may be unsuccessful. Other factors that may adversely affect our international operations are difficulties relating to managing our business internationally and multiple tax structures. Any of these factors could cause our actual results to differ materially and adversely from those anticipated.

Our senior secured credit facility imposes significant restrictions on our ability to take certain actions which may have an impact on our business, operating results and financial condition.

Our $550 million senior secured credit facility imposes significant operating and financial restrictions on us and requires us to meet certain financial tests. These restrictions may significantly limit or prohibit us from engaging in certain transactions, including:

•	incurring or guaranteeing additional debt;

•	paying dividends or other distributions to our stockholders or redeeming, repurchasing or retiring our common stock;

•	making investments, loans and advances;

•	making capital expenditures above specified levels;

•	creating liens on our assets;

•	issuing or selling equity in our subsidiaries;

•	transforming or selling assets currently held by us, including sale and lease-back transactions;

•	modifying certain agreements, including those related to indebtedness; and

•	engaging in mergers, consolidations or acquisitions.

The failure to comply with any of these covenants would cause a default under this credit facility. A default, if not waived, could cause our debt to become immediately due and payable. In such a situation, we may not be able to repay our debt or borrow sufficient funds to refinance it, and, even if new financing is available, it may not contain terms that are acceptable to us.

Risks related to the notes

The notes are subordinated to our senior debt and effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes rank, or will rank, senior in right of payment to our existing and future indebtedness that provides for its subordination to the notes; equal in right of payment to our existing and future indebtedness providing for equal ranking with the notes; junior in right of payment to all of our other existing and future indebtedness; and structurally junior to all existing and future liabilities incurred by subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes, to which we refer throughout this prospectus as the indenture, does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of June 30, 2007, we had approximately $643.4 million of long-term debt outstanding, including $338.6 million of senior indebtedness under our senior secured credit facility, $300 million related to the notes, and $4.8 million of other indebtedness.

The notes are obligations of CACI International Inc only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are obligations exclusively of CACI International Inc and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on, or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our substantial debt, we may incur additional indebtedness, including senior debt, which would increase the risks described above.

We are able to incur additional debt, including senior debt, in the future. The indenture for the notes does not prohibit us from incurring additional debt. We have a $550 million credit facility, consisting of a $200 million revolving credit facility and a $350 million term loan. As of June 30, 2007, we had $199.9 million (net of outstanding letters of credit of $0.1 million) of total availability for potential borrowing under the revolving credit facility, subject to our compliance with the financial and other covenants included in our revolving credit facility. We have flexibility under our senior secured credit facility to increase the revolver to $300 million. Any future borrowings we make under our revolving credit facility will be senior to the notes. In addition, the indenture allows us to incur additional debt that may be senior to the notes, including a replacement of our existing senior secured credit facility, and allows our subsidiaries to incur debt that would be structurally senior to the notes. See “Description of existing credit facility.” If new debt is added to our or our subsidiaries’ current debt levels, the risks related to our ability to service that debt and its impact on our operations that we now face could increase.

A change in control or fundamental change may adversely affect us or the notes.

Our senior secured credit facility provides that certain change in control events with respect to us will constitute a default. A fundamental change under the notes will constitute a change of control under our senior secured credit facility, and therefore will constitute a default under such facility. As a result, if a fundamental change occurs, we may purchase your notes only if we are also able to repay all amounts outstanding on our senior secured credit facility. In addition, future debt we incur may limit our ability to repurchase the notes upon a fundamental change or require us to offer to redeem that future debt upon a fundamental change. Moreover, if you or other investors in our notes exercise the repurchase right for a fundamental change, it may cause a default under our other debt, even if the fundamental change itself does not cause a default on our other debt, due to the financial effect of such a repurchase on us. Finally, if a fundamental change event occurs, we cannot assure you that we will have enough funds to repurchase all the notes.

Furthermore, the fundamental change provisions including the provisions requiring the increase to the conversion rate for conversions in connection with certain fundamental changes, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

We may not have sufficient cash to repurchase the notes at the option of the holder upon a fundamental change or to pay the cash payable upon a conversion, which may increase your credit risk.

Upon a fundamental change, subject to certain conditions, we will be required to make an offer to repurchase for cash all outstanding notes at 100% of their principal amount plus accrued and unpaid interest including additional interest, if any, up to but not including the date of repurchase. In addition, upon a conversion, we will be required to make a cash payment of up to $1,000 for each $1,000 in principal amount of notes converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes or settlement of converted notes. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself will be a default under our secured credit facility and could also lead to a default under the other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversion thereof.

Our senior secured credit facility limits our ability to pay any cash amount upon the conversion of the notes.

Our existing senior secured credit facility prohibits us from making any cash payments on the conversion of the notes if an event of default exists under that facility or if, after giving effect to such conversion (and any additional indebtedness incurred in connection with such conversion), we would not be in pro forma compliance with our financial covenants under that facility. See “Description of existing credit facility.” Any new credit facility that we may enter into may have similar restrictions. Our failure to make cash payments upon the conversion of the notes as required under the terms of the notes would permit holders of the notes to accelerate the obligations under the notes. However, such an event would constitute an event of default under our senior secured credit facility (and would likely constitute an event of default under any future credit facility or other indebtedness), and in that instance, the subordination provisions of the indenture would prohibit us from making payments on the notes. See “Description of notes—Subordination of the notes.”

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion features of the notes are triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of the notes—Conversion rights.” If one or more holders elect to convert their notes, we would be required to settle any converted principal through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital. We currently have approximately $200 million available under our revolving credit facility, which we could use to satisfy payment obligations arising from conversions of the notes. However, there can be no assurance that all or any portion of this facility will be available at the time any such conversion obligations arise. Our failure to pay the required cash upon conversion as required under the notes would constitute an event of default which, if not waived, would result in the immediate acceleration of our payment obligations under all of the notes. Any such default would also result in an event of default under our senior secured credit facility. In such a situation, we may not be able to repay our debt or borrow sufficient funds to refinance it, and, even if new financing is available, it may be available on terms less favorable than the terms of our existing debt and, potentially, on terms that are unacceptable to us. A material deterioration in our financial condition or operating results could inhibit our access to additional investment capital and may cause the price of our common stock to decline.

The Financial Accounting Standards Board, or FASB, has recently proposed changes to the accounting standards applicable to financial instruments such as the notes. If those changes were to be implemented and became applicable to the notes, we would have to report interest expense for the notes higher than the interest expense we are required to report under current interpretations.

The FASB has recently proposed changing the accounting standards applicable to convertible debentures, like the notes, that may be settled with a combination of cash and stock. The proposed changes, if implemented, would require us to recognize the estimated fair value of the conversion option as an original issue discount, and to amortize the discount ratably over the seven year term of the notes. Generally accepted accounting principles currently applicable to the notes require us to report interest expense based on the stated coupon rate and transaction expenses. If the proposed changes were to be adopted, we would be required to include, as a component of interest expense, a portion of the estimated fair value of the conversion option for each year the securities remain outstanding. The total interest rate to be recognized under such modified accounting standards could be more than twice the stated coupon rate of the notes, with interest charges also more than twice the interest charges we expect to incur under the notes. If they occur, these changes would be effective for us on July 1, 2008 and the impact would be recorded retrospectively for all periods presented. These changes would reduce our earnings and could adversely affect the price at which our common stock trades, but would have no effect on the amount of cash interest paid to note holders, or on our cash flows. We are unable to estimate the likelihood that the proposed changes will be adopted, or whether the changes will be finalized as proposed or will be modified.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Volatility in the market price and trading volume of our common stock could result in a lower trading price than your conversion or purchase price and could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. A relatively small number of shares traded in any one day could have a significant effect on the market price of our common stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. Holders of notes will be entitled to the rights afforded our common stock only if and when our common stock is delivered to them upon the conversion of their notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s receipt of our common stock upon the conversion of notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding February 19, 2014, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes at that time, and you may not be able to receive the value of the common stock or the cash and common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. Under the notes, the amount of consideration that you will receive upon conversion of your notes is in part determined by reference to the volume weighted average prices of our common stock for each trading day in a 45 trading-day period. As described under “Description of Notes—Conversion Rights,” this period means, for notes with a conversion date occurring on or after February 19, 2014, the 45 consecutive trading-day period beginning on, and including, the 47th scheduled trading day prior to the maturity date, and in all other instances, the 45 consecutive trading-day period beginning on, and including, the third trading day immediately following the relevant conversion date.

Accordingly, if the price of our common stock decreases during this period, the amount of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such 45 trading-day period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares you will receive.

Our failure to convert the notes upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of our other indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving CACI International Inc except to the extent described under “Description of notes—Fundamental change permits holders to require us to purchase notes,” “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes” and “Description of notes—Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $110.00 per share or less than $45.54 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 21.9587 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.” Our obligation to increase the conversion rate in connection with a specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, holders would have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

Although the notes are designated for trading by qualified institutional buyers in the PORTAL® market, we do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system, and notes sold using this prospectus will no longer be eligible for trading in the PORTAL® market. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if Moody’s Investor Service, Standard & Poor’s or another rating service rates the notes and if any of such rating services were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you.

If certain types of fundamental changes occur on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. federal income tax considerations.”

If you are a non-U.S. holder (as defined in “Certain U.S. federal income tax considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See “Certain U.S. federal income tax considerations.”

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

We have entered into convertible note hedge transactions with the note hedge counterparties. These transactions are expected to reduce the potential dilution upon conversion of the notes. We have also entered into warrant transactions with the note hedge counterparties. In addition, one or more of the note hedge counterparties or their affiliates may enter into, or may unwind, various derivatives and/or purchase or sell our common stock in secondary market transactions (including during any observation period in respect of any conversion of notes). These activities could have the effect of increasing, or preventing a decline in, the price of our common stock.

The note hedge counterparties are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modification may occur during any observation period for a conversion of notes, which may have a negative effect on the value of the settlement amount received in relation to the conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transactions whenever notes are converted. In order to unwind their hedge positions with respect to those exercised options, the note hedge counterparties expect to sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the observation period for the converted notes.

We have also agreed to indemnify such note hedge counterparties or their affiliates for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes in the future will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the amount of cash or the number of shares that you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

We may not be able to refinance the notes if required or if we so desire.

We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity of the notes. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

The notes are being held in book-entry form and, therefore, you must rely on the procedures of the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

Risks related to our common stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

During FY2007, the market price for our common stock varied between a high of $62.02 in December 2006 and a low of $42.04 in May 2007. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the factors discussed in “Risks related to our business”; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

In addition, the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. Also, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

The sale of substantial amounts of our common stock could also adversely impact its price. As of June 30, 2007, we had outstanding approximately 30.0 million shares of our common stock and options and stock-settled stock appreciation rights to purchase approximately 2.7 million shares of our common stock (of which approximately 1.2 million were exercisable as of that date), and we had outstanding grants of approximately 0.3 million shares of restricted stock and restricted stock units which will be satisfied by the issuance of shares of our common stock when vested. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

We have never paid cash dividends and do not anticipate paying any cash dividends on our common stock in the future, so any short-term return on common stock you may acquire upon conversion of the notes will depend on the market price of our common stock.

We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our senior secured credit facility restrict and limit payments or distributions in respect of our common stock.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors to create and issue a new series of preferred stock, our stockholder rights plan and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

Special note regarding forward looking statements

All statements in this prospectus and the documents incorporated or deemed to be incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may contain words such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negatives thereof or similar words. Forward-looking statements in this prospectus include, but are not limited to, statements regarding our strategy, competitive position, trends and anticipated growth in our industry, projections of future results of operation or financial condition, and estimates of total expenses from this offering. Forward-looking statements are based on our present expectations, projections, objectives or strategies regarding the future. As such, these statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. You should read carefully the risks discussed in the section of this prospectus titled “Risk Factors” for a description of certain risks that could cause actual results to differ from the results expressed or implied by forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we cannot guarantee future results, events, levels of activity, performance, or achievements. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated herein by reference, as applicable. We do not intend to update this forward-looking information, except as required under applicable law.

No proceeds

We will not receive any proceeds from the sale of the notes and shares of common stock offered under this prospectus. All proceeds from the sale of the notes and shares will be for the benefit of the selling securityholders. See “Selling securityholders” and “Plan of distribution” below.

Ratio of earnings to fixed charges

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended June 30,
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges	24.2 x	20.0 x	7.5 x	6.4 x	5.3 x

The ratio of earnings to fixed charges is computed by dividing pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries plus fixed charges, by fixed charges. Fixed charges consist of interest expense, including interest expense from amortized premiums, discounts, and capitalized expenses related to indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases. During all periods presented, we had no equity method investments, capitalized interest, or preferred stock outstanding.

Quarterly financial information

Quarterly financial data for the two most recent fiscal years is provided in Note 24, Quarterly Financial Data, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which is incorporated by reference in this prospectus.

Range and dividend history of our common stock

Our common stock is listed on the New York Stock Exchange under the symbol “CAI.” The following table presents the high and low sale prices per share of our common stock as reported on the New York Stock Exchange for the periods indicated. On October 1, 2007, the last reported sale price of our common stock was $51.81 per share.

	High	Low
Fiscal Year Ending June 30, 2008
Second Quarter (through October 1, 2007)	$52.41	$51.14
First Quarter	$52.83	$43.32
Fiscal Year Ended June 30, 2007
Fourth Quarter	$52.36	$42.04
Third Quarter	$57.55	$44.40
Second Quarter	$62.02	$53.64
First Quarter	$59.80	$47.26
Fiscal Year Ended June 30, 2006
Fourth Quarter	$68.24	$58.33
Third Quarter	$65.97	$54.99
Second Quarter	$62.53	$51.45
First Quarter	$68.75	$58.50

As of October 1, 2007, there were 409 holders of record of our common stock.

We have never paid a cash dividend. Our present policy is to retain earnings to provide funds for the operation and expansion of our business. We do not intend to pay any cash dividends at this time. Our board of directors will determine whether to pay dividends in the future based on conditions then existing, including our earnings, financial condition and capital requirements, as well as economic and other conditions as the board may deem relevant. In addition, our ability to declare and pay dividends on our common stock is restricted by the provisions of Delaware law and covenants in our credit facility.

Security ownership of certain beneficial owners and management

The following table provides the latest available information with respect to beneficial ownership of our common stock held by each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.

Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock (1)
Kinetics Asset Management, Inc. (2) 470 Park Avenue, 4th Floor South New York NY 10016-1990	3,495,390	11.65%
FMR Corp.(3) 82 Devonshire Street Boston, MA 02109-3605	3,104,592	10.35%
Neuberger Berman, Inc. (4) 605 Third Avenue New York NY 10158-3698	1,959,325	6.53%
T. Rowe Price Associates, Inc. (5) 100 East Pratt Street Baltimore MD 21201-1009	1,587,836	5.29%

(1)	Based on 30,003,706 shares of common stock outstanding as of October 1, 2007.

(2)

The number of shares beneficially owned by Kinetics Asset Management, Inc. (“Kinetics”) is based solely on information in a Schedule 13G filed with the SEC by Kinetics on August 14, 2007. Kinetics reported sole voting and dispositive power over all 3,495,390 shares.

(3)

The number of shares beneficially owned by FMR Corp. (“FMR”) is based solely on information in a Schedule 13G/A filed with the SEC by FMR on February 12, 2007 on behalf of itself and certain entities under its control, and includes 2,789,914 shares held by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR; 8,400 shares held by Fidelity Management Trust Company; 32,978 shares held by Pyramis Global Advisors, LLC; and 271,800 shares held by Pyramis Global Advisors Trust Company. FMR reported that Edward C. Johnson 3rd and FMR each has sole dispositive powers over the 3,104,592 shares. FMR reported that members of the family of Edward C. Johnson 3rd, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR, representing 49% of the voting power of FMR.

(4)

The number of shares beneficially owned by Neuberger Berman, Inc. (“Neuberger”) is based solely on information in a Schedule 13G/A filed with the SEC by Neuberger on February 13, 2007 on behalf of itself, Neuberger Berman Equity Funds, Neuberger Berman Management Inc., and Neuberger Berman, LLC. The report states that (i) Neuberger has sole voting power over 222,534 shares, shared voting power over 1,387,200 shares, and shared dispositive power over 1,959,325 shares; (ii) Neuberger Berman, LLC has sole voting power over 222,534 shares, shared voting power over 1,387,200 shares, and shared dispositive power over 1,959,325 shares; (iii) Neuberger Berman Management Inc. has shared voting and dispositive powers over 1,387,200 shares; and (iv) Neuberger Berman Equity Funds has shared voting and dispositive powers over 1,370,100 shares.

(5)

The number of shares beneficially owned by T. Rowe Price Associates, Inc. (“Price”) is based solely on information in a Schedule 13G/A filed with the SEC on June 11, 2007. Price reported sole voting power over 235,400 shares and sole dispositive power over 1,587,836 shares. Price also reported for T. Rowe Price Mid-Cap Growth Fund, Inc. sole voting power over 600,000 shares.

The following table provides information as of October 1, 2007 with respect to beneficial ownership for each of our named executive officers for our most recently completed fiscal year, each of our directors, and all of our current executive officers and directors as a group.

Name of Beneficial Owner And Position	Amount of Beneficial Ownership of Common Stock(1)		Percent of Common Stock(2)
Dr. J. P. London Chairman of the Board, Executive Chairman	355,089	(3)	1.18%
Paul M. Cofoni Director and President and CEO	49,800	(4)	*	(5)
William M. Fairl President, U.S. Operations CACI, INC.-FEDERAL	56,252	(6)	*
Thomas A. Mutryn Executive Vice President , Chief Financial Officer, and Treasurer	0		0
Stephen L. Waechter Former Executive Vice President, Chief Financial Officer, and Treasurer	0	(7)	0
Gregory R. Bradford Chief Executive, CACI Limited	276,350	(8)	*
Herbert W. Anderson Director	11,000	(9)	*
Dan R. Bannister Director	2,000		*
Peter A. Derow Director	22,000	(10)	*
Gregory G. Johnson Director	5,000	(11)	*

Name of Beneficial Owner And Position	Amount of Beneficial Ownership of Common Stock(1)		Percent of Common Stock(2)
Richard L. Leatherwood Director	34,000	(12)	*
Barbara A. McNamara Director	14,788	(13)	*
Dr. Warren R. Phillips Director	17,657	(14)	*
Charles P. Revoile Director	32,174	(15)	*
General Henry Hugh Shelton Director	0		*
All Executive Officers, Directors, as a Group (15 in number)	876,110		2.92%

(1)

All options exercisable as of October 1, 2007 or within 60 days after that date are treated as exercised for the underlying shares of common stock. All restricted stock units (RSUs) vesting within 60 days after October 1, 2007 are treated as issued for the underlying shares of common stock.

(2)	Based on 30,003,706 shares of common stock outstanding as of October 1, 2007.

(3)	Includes 308,139 shares obtainable upon exercise of options exercisable within 60 days of October 1, 2007.

(4)	Includes 49,800 shares obtainable upon exercise of options exercisable within 60 days of October 1, 2007.

(5)

The asterisk (*) denotes that the individual holds less than one percent (1%) of outstanding common stock. This stock is included in the total percentage of outstanding common stock held by the Executive Officers and Directors shown above.

(6)	Includes 5,389 shares in CACI’s 401(k) plan, and 44,669 shares obtainable upon exercise of options exercisable within 60 days of October 1, 2007.

(7)

Mr. Waechter forfeited 44,601 unvested options and 18,455 unvested RSUs upon his January 9, 2007 retirement from the Company. At the time of his January 9, 2007 retirement from the Company, Mr. Waechter held 8,000 shares, all of which he sold in May, 2007.

(8)	Includes 239,534 shares obtainable upon exercise of options exercisable within 60 days of October 1, 2007.

(9)	Includes 11,000 shares obtainable upon exercise of options exercisable within 60 days of October 1, 2007.

(10)	Includes 12,000 shares obtainable upon exercise of options exercisable within 60 days of October 1, 2007.

(11)	Includes 5,000 shares obtainable upon exercise of options exercisable within 60 days of October 1, 2007.

(12)	Includes 4,000 shares owned by Mr. Leatherwood’s wife and 17,000 shares obtainable upon exercise of options exercisable within 60 days of October 1, 2007.

(13)	Includes 14,000 shares obtainable upon exercise of options exercisable within 60 days of October 1, 2007 and 54 RSUs that will vest within 60 days of October 1, 2007.

(14)	Includes 17,000 shares obtainable upon exercise of options exercisable within 60 days of October 1, 2007.

(15)	Includes 12,000 shares obtainable upon exercise of options exercisable within 60 days of October 1, 2007

Description of existing credit facility

Effective May 3, 2004, concurrent with the acquisition of the Defense and Intelligence Group of American Management Systems, Inc., we entered into a $550 million senior secured credit facility. Our senior secured credit facility consists of a term loan in the original principal amount of $350 million and a revolving credit arrangement in the amount of $200 million. We have flexibility under our senior secured credit facility to increase the revolving portion of the facility to $300 million. As of June 30, 2007, we had approximately $338.6 million outstanding under the term loan under this credit facility and no borrowings outstanding under our revolving credit arrangement under this credit facility. As of June 30, 2007, we also had approximately $4.8 million of indebtedness outstanding under other credit arrangements unrelated to this credit facility. On May 10, 2007, in connection with the issuance of the notes, we entered into an amendment of our senior credit facility with the necessary lenders in order, among other things, to permit the issuance of the notes and address certain related matters.

With certain limited exceptions, the senior credit facility is senior in priority to all other debt and is secured by substantially all of our assets and those of our subsidiaries. Our obligations under the senior credit facility are also guaranteed by substantially all of our subsidiaries. In the event that any subsidiary that is not already a guarantor under the senior credit facility becomes a guarantor with respect to the notes, such subsidiary will be required to become a guarantor under the senior credit facility.

The term loan bears interest, at our option, at either (i) the London Interbank Offered Rate, or LIBOR, plus 1.5%; or (ii) the base rate, which is defined as the higher of the federal funds rate plus 0.5% and the Bank of America prime rate. As of June 30, 2007, the effective annual interest rate on the term loan was approximately 6.65%.

The term loan is repayable in quarterly installments of principal, with minimum required quarterly principal repayments of approximately $875,000 at the end of each fiscal quarter through March 31, 2011, plus a final principal payment of approximately $325.5 million on May 3, 2011. Interest is payable on a quarterly basis.

There are mandatory prepayments of the term loan in the event of certain asset sales and debt and equity issuances and from “consolidated excess cash flow,” as defined in the credit agreement. Optional prepayments of the term loan are permitted without penalty or premium. Once repaid in full or in part, no reborrowings under the term loan can be made.

Borrowings under the revolving credit arrangement are generally subject to the terms of the credit agreement and bear interest at either LIBOR plus 1.00% to 2.00% (depending on our “consolidated leverage ratio,” as defined in the credit agreement), or the base rate plus 0.00% to 0.50% (depending on our consolidated leverage ratio). Borrowings and reborrowings of any available portion of the revolver can be made at any time through May 4, 2009, when all loans must be repaid and the revolving credit arrangement terminates. The fees for the unused portion of the revolving credit arrangement range from 0.30% to 0.50% (depending on our consolidated leverage ratio). There were no borrowings outstanding under the revolving credit arrangement as of June 30, 2007, and there were no such borrowings subsequent thereto through the date of this prospectus. The credit agreement also allows for the issuance of letters of credit up to $25,000,000 in the aggregate, provided there is capacity under the revolving credit arrangement. As of June 30, 2007, there were outstanding letters of credit totaling approximately $0.1 million.

The credit agreement contains restrictions and covenants, including limitations on the incurrence of additional debt, liens on assets, investments, merger and acquisition activity, asset sales, payment of dividends and stock repurchases, among others. In addition, we must maintain certain consolidated leverage and fixed charge coverage ratios and a consolidated minimum net worth, each as more fully defined in the credit agreement, as follows: (i) a consolidated leverage ratio of 4.50:1.0 or less; (ii) a consolidated senior leverage ratio of 3.50:1.0 or less; (iii) a minimum ratio of (x) our consolidated EBITDA plus rent and lease expense for the period of the four preceding fiscal quarters to (y) the cash portion of our consolidated interest charges plus scheduled payments of principal on indebtedness plus rent and lease expense plus dividend and stock repurchase payments for such period of 2.0:1.0; and (iv) a minimum net worth of $420 million, such amount being subject to increase on a cumulative basis as of the end of each fiscal quarter (commencing with the fiscal quarter ended March 31, 2004) by an amount equal to 50% of our consolidated net income for such quarter (to the extent positive) plus the net cash proceeds of equity issuances since May 3, 2004 (excluding equity issuances pursuant to the notes, the warrants or the related transactions). As of June 30, 2007 and giving effect to all required increases in the minimum net worth covenant amount as described above through the fiscal quarter ended on that date, we are required to maintain a minimum net worth of approximately $558.3 million.

The credit agreement contains events of default, including events of default for non-payment of the loan obligations, breaches of covenants, representations or warranties, cross-default to other indebtedness (including the notes), bankruptcy and insolvency events, unsatisfied judgments, suspension or debarment from contracting with the United States government or termination by the United States government of contracts where termination would have a material adverse effect on us, and change of control events, among others. In addition, any fundamental change, as defined in “Description of notes—Fundamental change permits holders to require us to purchase notes” below, will constitute an event of default under our senior credit facility. As described more fully below, any failure of the subordination terms of the notes to be effective and enforceable will also constitute an event of default under our senior credit facility.

Our senior credit facility expressly prohibits payments of principal or interest in respect of the notes in contravention of the subordination provisions of the notes. See “Description of notes—Subordination of the notes.” It is an event of default under our senior credit facility if any of the subordination provisions of the notes shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the notes.

In addition, our senior credit facility prohibits us from making any cash payments on the conversion of the principal amount of any of the notes, or any cash payments in lieu of the issuance of any fractional shares of our common stock upon any such conversion, if an event of default then exists under the senior credit facility or if we have not delivered to the administrative agent under the senior credit facility an officer’s certificate demonstrating that, giving effect to such payments (and the incurrence of any additional indebtedness in connection therewith) on a pro forma basis as if such payments had been made as of the first day of the most recent four fiscal quarter period for which we have delivered financial statements in accordance with the credit agreement, we would be in compliance with our financial covenants under the credit agreement as of the end of the most recent fiscal quarter for which we have so delivered financial statements.

In May 2005, as required under the credit agreement, we entered into two forward interest rate swap agreements under which we exchanged our floating-rate interest payments on a portion of the credit facility for fixed-rate interest payments. The agreements cover a combined notional amount of debt totaling $98 million, provide for swap payments over the twenty-seven month period beginning in March 2006, and are settled on a quarterly basis. The weighted-average fixed interest rate provided by the agreements is 4.22%.

We are under no obligation to amend or refinance our existing facility prior to its termination and we are in full compliance with all covenants under our existing facility.

Description of notes

We issued the notes under the indenture between us and The Bank of New York, as trustee. Initially, the trustee will also act as paying agent and conversion agent for the notes. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The notes and the shares of common stock issuable upon conversion of the notes, if any, are covered by a registration rights agreement.

You may obtain a copy of the indenture and the registration rights agreement from us as described under “Where you can find more information” and “Documents incorporated by reference.”

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement, and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture and to all provisions of the registration rights agreement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to CACI International Inc and not to its subsidiaries.

General

The notes:

•	are our general unsecured, senior subordinated obligations;

•	bear interest from May 16, 2007 at an annual rate of 2.125%, payable on May 1 and November 1 of each year, beginning November 1, 2007;

•	will mature on May 1, 2014, unless earlier converted or repurchased;

•	have been issued in denominations of $1,000 and multiples of $1,000;

•

are currently represented by a registered note in global form, but in certain limited circumstances may be represented by notes in certificated definitive form. See “Book-entry, settlement and clearance”; and

•	are eligible for trading on the PORTAL® market (although notes sold using this prospectus will no longer be eligible for trading in the PORTAL® market).

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into the consideration described below initially at a conversion rate of 18.2989 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $54.65 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will settle our conversion obligation based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 45 trading-day observation period as described below under “—Conversion rights—Payment upon conversion.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below, and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open-market purchases or negotiated transactions without prior notice to holders.

We do not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay principal of certificated notes at the office or agency designated by us for that purpose. We have initially designated The Bank of New York as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest (including additional interest, if any) on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest (including any additional interest) on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. You may not sell or otherwise transfer notes or the common stock issuable upon conversion of notes except in compliance with the provisions set forth below under “—Registration rights.” Also, we are not required to register any transfer or exchange of any note for a period of 15 days before the mailing of a notice of redemption.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes bear interest at a rate of 2.125% per year until maturity. Interest on the notes began accruing on May 16, 2007 and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2007. We will pay additional interest, if any, under the circumstances described under “—Events of default” and “—Registration rights.”

Interest will be paid to the person in whose name a note is registered at the close of business on April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes is computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal (and additional interest, if any), will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term “business day” means, with respect to any note, any day other than (i) a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed, or (ii) a day on which the corporate trust office of the trustee is closed for business.

Ranking

The notes are our direct, senior subordinated, unsecured obligations and rank, or will rank:

•	senior in right of payment to our existing and future indebtedness that provides for its subordination to the notes;

•	equal in right of payment to our existing and future indebtedness providing for equal ranking with the notes;

•	junior in right of payment to all of our other existing and future indebtedness; and

•	structurally junior to all existing and future liabilities incurred by our subsidiaries.

We have agreed not to have any layer of indebtedness that is junior in right of payment to our senior indebtedness, unless the indebtedness ranks equal or junior in right of payment to the notes. For additional information, see “—Subordination of the notes” and “—No layering of indebtedness.”

As of June 30, 2007, our total long-term debt, excluding the notes, was $343.4 million, all of which ranks senior to the notes.

Conversion rights

General

Prior to the close of business on the business day immediately preceding February 19, 2014, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition” and “—Conversion upon specified corporate transactions.” On or after February 19, 2014, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third business day immediately preceding the maturity date. The initial conversion rate is 18.2989 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $54.65 per share of common stock). The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and are subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount. In connection with each such conversion, we will deliver (1) cash equal to the lesser of the aggregate principal amount or the conversion value of the notes to be converted and (2) shares of our common stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted, which settlement method we refer to as “net share settlement.”

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of our common stock on the last day of the observation period (as defined under “— Payment upon conversion”). Our delivery to you of cash or a combination of cash and shares of our common stock, as the case may be, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the third trading day after the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding February 19, 2014, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after May 31, 2007, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded, (ii) there is no market disruption event and (iii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or quoted, “trading day” means a “business day.”

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock on the relevant exchange or in any options, contracts or future contracts relating to our common stock on the relevant exchange, and such suspension or limitation occurs or exists during the one hour period before the closing time of the relevant exchange on such day.

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding February 19, 2014, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 original principal amount of the notes obtained by the bid solicitation agent, initially the trustee, for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 97% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 97% of the product of the last reported sale price and the applicable conversion rate on each day we fail to do so. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of the notes is greater than 97% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders.

Conversion upon specified corporate transactions

Certain distributions

If we elect to:

•

issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading day period ending on the business day preceding the announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the business day preceding the declaration date for such distribution, we must notify the holders of the notes at least 25 scheduled trading days prior to the “ex-dividend date” for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. As used in this Description of notes, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

Certain corporate events

If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the paragraph following that definition), we must notify holders of the notes at least 47 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until 15 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, until the related fundamental change purchase date, if later). In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clause (1) or (4) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or, if later, until the related fundamental change purchase date. Please refer to “Fundamental change permits holders to require us to purchase notes” below for the definition of fundamental change.

Conversions on or after February 19, 2014

On or after February 19, 2014, holders may convert each of their notes at any time prior to the close of business on the third business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all transfer or similar taxes.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture. A holder receiving shares of our common stock upon conversion will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the close of business on the last trading day of the observation period.

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon conversion

Upon conversion, we will deliver to the holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 45 trading days during the observation period. Net share settlements will occur on the third business day following the final trading day of the observation period (as defined below).

The “daily settlement amount,” for each of the 45 trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) one-forty-fifth of $1,000 and (ii) the daily conversion value for such trading day; and

•

to the extent the daily conversion value exceeds one-forty-fifth of $1,000, a number of shares equal to (A) the difference between the daily conversion value and one-forty-fifth of $1,000, divided by (B) the daily VWAP for such day.

The “daily conversion value” means, for each of the 45 consecutive trading days during the observation period, one-forty-fifth of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.

The “daily VWAP” means, for each of the 45 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CAI.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session hours.

The “observation period” with respect to any note means:

•	for notes with a conversion date occurring on or after February 19, 2014, the 45 consecutive trading day period beginning on, and including, the 47th scheduled trading day prior to the maturity date;

•	in all other instances, the 45 consecutive trading day period beginning on, and including, the third trading day immediately following the relevant conversion date.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or quoted, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

For the purposes of determining payment upon conversion only, “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock on the relevant exchange or in any options, contracts or future contracts relating to our common stock on the relevant exchange.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based upon the daily VWAP for the final trading day of the applicable observation period).

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0 x	OS’
OS0

where,

CR’ = the conversion rate in effect immediately after the ex-dividend date or effective date;

CR0 = the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable;

OS’ = the number of shares of our common stock outstanding prior to such ex-dividend date or effective date after giving effect to such dividend, distribution, share split or share combination; and

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date.

(2)	If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’	=	CR0 x	OS0 + X
OS0 + Y

where,

CR’ = the conversion rate in effect immediately after the ex-dividend date for such issuance;

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such issuance;

OS0 = the number of shares of our common stock outstanding immediately after such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR’	=	CR0 x	SP0
SP0 – FMV

where,

CR’ = the conversion rate in effect immediately after the ex-dividend date for such distribution;

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to one share of our common stock on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR’	=	CR0 x	FMV0 + MP0
MP0

where,

CR’ = the conversion rate in effect immediately after the effective date of the adjustment;

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period after, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within 10 trading days immediately following, and including, the effective date of any spin-off, references within this clause (3) to “10 trading days” shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0 x	SP0
SP0 – C

where,

CR’= the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution;

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’	=	CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR’ = the conversion rate in effect immediately after the effective date of the adjustment;

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires; and

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days beginning on the trading day next succeeding the date the tender or exchange offer expires, references within this clause (5) to “10 trading days” shall be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the date the tender or exchange offer expires and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be.

If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a share split or share combination).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. federal income tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of ours or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock;

•	for accrued and unpaid interest and additional interest, if any; or

•

for the avoidance of doubt, for (i) the issuance of common stock by us (other than to all or substantially all holders of our common stock) or (ii) the payment of cash by us upon conversion or repurchase of notes.

Except as described above in this section, we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of us and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, we will continue to be able to satisfy our conversion obligations by delivering

•	cash up to the aggregate principal amount thereof, and

•	in lieu of common stock otherwise deliverable, the reference property that holders of the common stock would have received,

in accordance with the procedures set forth under “—Payment upon conversion.” The amount of cash and any reference property you receive will be based on a daily conversion value and a daily settlement amount determined using the value of the reference property (using a volume weighted average method) during the applicable observation period in lieu of daily VWAP for the common stock. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of average prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date or effective date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered upon conversion upon certain fundamental changes

If you elect to convert your notes as described above under “—Conversion upon specified corporate transactions—Certain corporate events,” and the corporate transaction constitutes a fundamental change described in clause (1) or (2) of such term (as defined under “Fundamental change permits holders to require us to purchase notes”), in certain circumstances described below, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change only if such notes are surrendered for conversion at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective, which we refer to below as the effective date, and the price paid per share of our common stock in the fundamental change, which we refer to below as the stock price. If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading day period ending on the trading-day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price, the effective date and the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes:

	Stock Price
Effective Date	$45.54	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00	$100.00	$105.00	$110.00
May 16, 2007	3.6598	2.9435	2.4018	1.9993	1.6932	1.4555	1.2672	1.1152	0.9905	0.8865	0.7986	0.7234	0.6583	0.6013
May 1, 2008	3.6598	2.8713	2.3040	1.8896	1.5801	1.3441	1.1603	1.0143	0.8963	0.7993	0.7182	0.6495	0.5904	0.5391
May 1, 2009	3.6598	2.7712	2.1708	1.7498	1.4373	1.2044	1.0272	0.8895	0.7805	0.6924	0.6200	0.5594	0.5079	0.4635
May 1, 2010	3.6598	2.6529	2.0169	1.5737	1.2596	1.0328	0.8656	0.7398	0.6429	0.5667	0.5054	0.4550	0.4128	0.3769
May 1, 2011	3.6598	2.5031	1.8158	1.3534	1.0392	0.8226	0.6706	0.5616	0.4813	0.4207	0.3735	0.3357	0.3047	0.2786
May 1, 2012	3.6598	2.2970	1.5385	1.0554	0.7493	0.5548	0.4299	0.3479	0.2924	0.2533	0.2246	0.2024	0.1846	0.1697
May 1, 2013	3.6598	2.0078	1.1248	0.6211	0.3502	0.2109	0.1412	0.1060	0.0874	0.0765	0.0690	0.0634	0.0586	0.0544
May 1, 2014	3.6598	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	If the stock price is greater than $110.00 per share (subject to adjustment), no additional shares will be added to the conversion rate; and

•	If the stock price is less than $45.54 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 21.9587 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Limitation on conversion rate adjustments

Notwithstanding anything to the contrary in this Description of notes, certain listing standards of The New York Stock Exchange may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (2) through (5) in the sections captioned “—Conversion rate adjustments” and “—Adjustment to shares delivered upon conversion upon certain fundamental changes.” These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that could potentially result in the issuance of 20% or more of our common stock outstanding at the time the notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether we then have a class of securities listed on the New York Stock Exchange. Accordingly, in the event of an increase in the conversion rate above that would result in the notes, in the aggregate, becoming convertible into shares in excess of such limitations, we will, at our option, either obtain stockholder approval of such transactions leading to an increase in the conversion rate or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations (based on the last reported sale price of our common stock on the trading day immediately prior to the date when such shares would otherwise be required to be distributed).

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us that is no later than the 30th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us (excluding a merger solely for the purpose of changing our jurisdiction of incorporation) pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on any national securities exchange or quoted on an established automated over-the-counter trading market in the United States.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares, subject to the provisions set forth above under “—Payment upon conversion.”

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice);

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver prior to 10:00 a.m., New York City time, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written notice of your intent to exercise your repurchase right, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 10:00 a.m., New York City time, on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the name of the holder;

•	the principal amount of the withdrawn notes, which must be an integral multiple of $1,000;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (if not certificated, your notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the purchase notice and which must be an integral multiple of $1,000.

We will be required to purchase the notes on the fundamental change purchase date subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then, effective on the fundamental change purchase date:

•	the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue; and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes—We may not have sufficient cash to repurchase the notes at the option of the holder upon a fundamental change or to pay the cash payable upon conversion, which may increase your credit risk.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our lenders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates, including indebtedness senior in right of payment to the notes.

We will not be required to make an offer to purchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.

Consolidation, merger and sale of assets

The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all our obligations under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, us under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Subordination of the notes

The payment of the principal of, the cash portion of the conversion obligation and any interest (including additional interest) on, and any of our other cash payment obligation with respect to the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness of ours.

If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness all amounts due and owing thereunder before we pay the holders of the notes. The indenture requires that we promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

We may not make any payment on the notes or purchase or otherwise acquire or pay cash in connection with a conversion of the notes if:

•	a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace; or

•

any other default under designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the persons permitted to give such notice under the indenture (which will include the agent under our senior credit facility on behalf of the lenders thereunder).

We are required to resume payments on the notes:

•	in case of a payment default under designated senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; and

•

in case of a nonpayment default under designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

No new period of payment blockage may be commenced for a default unless:

•	365 days have elapsed since our receipt of the prior payment blockage notice; and

•	all scheduled payments on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice, unless the default has been cured or waived for a period of 90 days.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full in cash or other payment satisfactory to the holders of senior indebtedness, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness remaining unpaid.

The holders of our senior indebtedness shall have the right to rely upon, and our senior credit facility expressly prohibits payments in contravention of, the foregoing subordination provisions.

Substantially all of our consolidated operations are, and in the future may continue to be, conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend in part upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions.

A substantial portion of our consolidated assets is held by our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, is structurally subordinated to any claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

As of June 30, 2007, our total consolidated long-term debt, excluding the notes, was $343.4 million, all of which ranks senior to the notes.

Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the holders of the notes.

“Designated senior indebtedness” means the indebtedness under our senior credit facility and, after our senior credit facility has been repaid in full in cash and the commitments thereunder terminated, any other senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

“Indebtedness” means:

(1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, (a) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (b) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion of our assets, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

(5) all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement (other than our obligations under the convertible note hedge and warrant transactions entered into in connection with the issuance of the notes);

(6) all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

(7) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

“Senior indebtedness” means the principal of, and premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, issued, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions, refinancings or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

(1) indebtedness that expressly provides that such indebtedness (a) shall not be senior in right of payment to the notes, (b) shall be equal in right of payment to the notes, or (c) shall be junior in right of payment to the notes;

(2) any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary; and

(3) indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

No layering of indebtedness

We will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior indebtedness, unless such indebtedness ranks equal or junior in right of payment to the notes. For purposes of the foregoing, for the avoidance of doubt, no indebtedness shall be deemed to be subordinated in right of payment to any other indebtedness solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them or by virtue of structural subordination.

Events of default

Each of the following is an event of default:

(1) default in any payment of interest, including any additional interest (as required by the registration rights agreement described in “—Registration rights”) on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(3) failure by us to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of ten trading days;

(4) failure by us to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5) failure by us to comply with our obligations under “Consolidation, merger and sale of assets”;

(6) failure for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by our or any of our subsidiaries with respect to any mortgage, agreement or other instrument which results in the acceleration of maturity of any indebtedness of us and/or our subsidiaries for money borrowed in excess of $40 million in the aggregate, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(8) certain events of bankruptcy, insolvency, or reorganization involving us or our significant subsidiaries; or

(9) a final judgment for the payment of $40 million or more (excluding any amounts covered by insurance) rendered against us or any significant subsidiary of ours, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately.

Notwithstanding the foregoing, the indenture provides that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the Securities and Exchange Commission, or SEC, pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described below in “Reports to the trustee” will, for the first 90 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes equal to 0.25% per annum of the principal amount of the notes. The additional interest will be in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “—Registration Rights.” If we so elect, such additional interest will be payable on all outstanding notes from and including the date on which such event of default first occurs to but not including the 90th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On the 90th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 90th day), such additional interest will cease to accrue and, if such event of default has not been cured or waived prior to such 90th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. If we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Our senior credit facility prohibits us from electing to pay, or paying, the additional interest upon an event of default under the indenture as described in the foregoing paragraph if an event of default under our senior credit facility then exists.

In order to elect to pay the additional interest as the sole remedy during the first 90 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election in writing within ten business days of making such election. Upon our failure to timely give such notice or pay the additional interest, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if an event of default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any event of default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain events of default, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the purchase price or fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in the note;

(7) impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) make any change to the subordination provisions of the indenture if such change would adversely affect the rights of holders; or

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency in the indenture, so long as such action will not materially adversely affect the interests of holders of the notes;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of Internal Revenue Code of 1986, as amended, or the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to the covenants of us for the benefit of the holders or surrender any right or power conferred upon us;

(7) make any change that does not materially adversely affect the rights of any holder; or

(8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York is the trustee, security registrar, paying agent and conversion agent. The Bank of New York, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Reports to the Trustee

The indenture governing the notes provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after the same is required to be filed with the SEC.

In addition, we have agreed that, if at any time we are not required to file with the SEC the reports required by the preceding paragraph, we will furnish to the holders of notes or any shares of our common stock issued upon conversion of the notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and take such further action as any such holder may reasonably request, all to the extent required from time to time to enable such holder to sell its notes or common stock without registration under the Securities Act within the limitation of the exemption provided by Rule 144A, as such rule may be amended from time to time.

Governing law

The indenture provides that it and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Registration rights

We and the initial purchasers entered into a registration rights agreement concurrently with the issuance of the notes under which we have agreed to file a registration statement, of which this prospectus is a part, registering the resale of the notes and the shares of our common stock issuable upon conversion of the notes under the Securities Act, as more fully described below.

When we use the term “registrable securities” in this section, we are referring to:

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each note until the earliest of (i) its effective registration under the Securities Act and the resale of such note in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to such note under Rule 144(k) under the Securities Act or any successor provision or similar provisions then in effect, (iii) the date on which such note is freely transferable by persons who are not our affiliates without registration under the Securities Act, or (iv) the date on which such note has been converted or otherwise ceases to be outstanding; and

•

each share of common stock, if any, issuable upon conversion of any note, until the earliest of (i) its effective registration under the Securities Act and the resale of such share of common stock in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to such share of common stock under Rule 144(k), (iii) the date on which such share of common stock is freely transferable by persons who are not our affiliates without registration under the Securities Act, or (iv) the date on which such share of common stock ceases to be outstanding.

Notwithstanding the foregoing definition, once a note or a share of common stock is sold pursuant to the registration statement, it ceases to be a registrable security.

Under the registration rights agreement, we have agreed, at our cost, to use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act as promptly as possible but in any event no later than 180 days after the original date of issuance of the notes and, subject to certain rights to suspend use of the shelf registration statement, use commercially reasonable efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities.

We may suspend the effectiveness of the shelf registration statement of which this prospectus is a part during specified periods (not to exceed 30 days in any fiscal quarter or 90 days in the aggregate in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the shelf registration statement, of which this prospectus is a part:

•	the holder will be required to be named as a selling securityholder in the prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

We have agreed to pay predetermined additional interest as described herein, which we refer to as additional interest, to holders of the notes if the shelf registration statement is not timely made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above. The additional interest, if any, is payable at the same time and in the same manner and to the same persons as ordinary interest. The additional interest will accrue until a failure to become effective or unavailability is cured in respect of any notes that are registrable securities at a rate equal to 0.25% per annum for the first 90 days after the occurrence of the event and 0.5% per annum after the first 90 days of the outstanding principal amount thereof, provided that no additional interest will accrue with respect to any period after the second anniversary of the original issuance of the notes and provided further that, if the shelf registration statement has been declared effective but is unavailable for periods in excess of those permitted above, additional interest shall accrue on registrable securities only. No additional interest or other additional amounts will be payable in respect of shares of common stock into which the notes have been converted in relation to any registration default.

If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional interest on such common stock. Such holder will receive, on the settlement date for any notes submitted for conversion during a registration default, accrued and unpaid additional interest to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its notes into common stock, such holder will not be entitled to any compensation with respect to such common stock.

The additional interest will accrue from and including the date on which any registration default occurs to but excluding the earlier of the date on which all registration defaults have been cured or the date the shelf registration statement is no longer required to be kept effective. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunctive relief and specific performance.

We will pay all expenses of the shelf registration statement, provide to each registered holder of the notes copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, resales of the notes and the shares of common stock issued upon conversion of the notes, in accordance with the plan of distribution in the prospectus.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available as described under “Where you can find more information” and “Documents incorporated by reference.”

Book-entry, settlement and clearance

The global note

The notes were initially issued in the form of a global note. Upon issuance, the global note was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global note with DTC’s custodian, DTC credited portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

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ownership of beneficial interests in the global note is shown on, and transfers of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global note may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global note

All interests in the global note are subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time, and we are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

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will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including additional interest) with respect to the notes represented by the global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global note and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

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we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant); or

•	an event of default in respect of the notes has occurred and is continuing, and the trustee has received a request from DTC.

In addition, beneficial interests in the global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

Description of capital stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation, which has been publicly filed with the SEC. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define your rights as a holder of shares of common stock or preferred stock:

•	the Delaware General Corporation Law, as it may be amended from time to time;

•	our amended and restated certificate of Incorporation, as it has been amended to date and as it may be amended or restated from time to time; and

•	our by-laws, as they may be amended or restated from time to time.

General

We are authorized to issue 80,000,000 shares of common stock and 10,000,000 shares of preferred stock. 300,000 shares of our preferred stock are designated as Series A Participating Cumulative Preferred Stock. As of October 1, 2007, there were 30,003,706 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock are entitled to one vote per share for each share held of record on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive any lawful dividends declared by the board of directors, subject to the preferences of the holders of any shares of preferred stock then outstanding. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to their proportionate share of all assets remaining after payment of liabilities, subject to the prior distribution rights of the holders of any shares of preferred stock then outstanding. Shares of common stock have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our amended and restated certificate of incorporation, as amended to date, that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated certificate of incorporation, as amended to date.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series. 300,000 shares of our preferred stock are designated as Series A Participating Cumulative Preferred Stock. Our board has the discretion to determine the dividend, voting, conversion, redemption, liquidation and other rights, preferences and limitations of each series of preferred stock. The rights of the holders of common stock will be affected by, and may be adversely affected by, the rights of holders of any preferred stock that we may designate and issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate actions, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Delaware anti-takeover law and charter and bylaw provisions

Provisions of Delaware law and our by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Takeover Statute. We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, those provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

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upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Certain provisions of our by-laws. Our by-laws provide that only candidates nominated by the board of directors or by a stockholder in accordance with the prescribed procedure may be elected as directors. In order for a stockholder to nominate a candidate for the board of directors, the stockholder must give us written notice of the nomination. Our secretary must receive the notice not less than 150 days before the first anniversary of the last stockholders’ meeting for the election of directors. The notice must contain information about the beneficial ownership interest in our corporation of both the nominating stockholder and the nominee.

Our by-laws also provide that, at any annual meeting of stockholders, we may conduct only the business that is specified in the notice of the meeting or that is otherwise properly brought before the meeting. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give us written notice of the proposed business. Our secretary must receive the notice not less than 150 days before the first anniversary of our last annual meeting of stockholders. The notice must contain a description of the business the stockholder desires to bring before the meeting, its reasons for doing so, any material interest the stockholder may have in the business, and the stockholder’s beneficial ownership interest in our corporation.

Special meetings of stockholders may only be called by the board of directors, our chairman of the board or our president. Except as required by law, we must give notice of a special meeting of stockholders in the same manner as notice of an annual meeting of stockholders, and the notice must specify the general nature of the business to be transacted.

Stockholder rights plan. On July 11, 2003, we adopted a stockholder rights plan. The rights plan is designed to help ensure that all of our stockholders receive fair and equal treatment in the event of any unsolicited proposal to acquire control of our company. As part of the rights plan, we designated 300,000 shares of our authorized preferred stock as Series A Participating Cumulative Preferred Stock. The rights issued under the plan discourage unsolicited takeovers by causing substantial dilution to a person or group that attempts to acquire us without conditioning the offer on substantially all the rights being acquired. However, because our board may amend the rights plan or redeem the then-outstanding rights before their dilutive effects are triggered, the rights do not interfere with any merger or other business combination with a third party for which our board of directors grants its approval.

Certain U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted. This summary deals only with notes and shares of our common stock held as capital assets and holders who acquired notes upon their original issuance at the issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Additionally, this summary does not deal with special situations. For example, this summary does not address:

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tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, certain expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

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tax consequences to persons holding notes or shares of common stock as part of a hedging, integrated, or conversion transaction or a straddle, or persons deemed to sell notes or shares of common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and investors in such entities; or

•	alternative minimum tax consequences, if any.

Finally, this summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

If a partnership holds our notes or shares of common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or shares of our common stock, you should consult your tax advisor.

To ensure compliance with Internal Revenue Service Circular 230, you are hereby notified that the discussion of tax matters set forth in this prospectus was written in connection with the preparation of this prospectus and was not intended or written to be used, and cannot be used by any prospective investor, for the purpose of avoiding tax-related penalties under federal, state, or local tax law. If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of notes or shares of our common stock. “U.S. holder” means a beneficial owner of a note or common stock for U.S. federal income tax purposes that is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Stated interest

The notes were issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required, regardless of the U.S. holder’s method of accounting, to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest.

Additional interest

Our obligation to pay you additional interest in the event that we fail to comply with specified obligations under the registration rights agreement may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” As of the issue date, we believe and intend to take the position that the likelihood that we will make payments of additional interest is remote. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the Internal Revenue Service, or IRS. A successful challenge of this position by the IRS would affect the amount and timing of a U.S. holder’s income and would generally cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent payment debt instrument regulations as to the likelihood of these additional payments being remote is binding on a U.S. holder, unless the U.S. holder discloses in the proper manner to the IRS that it is taking a different position. If, contrary to our expectations, we pay additional interest, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our stockholders (including certain self-tender transactions), and certain transactions that constitute a fundamental change. See “Description of notes-Conversion rights-Conversion rate adjustments” and “Description of notes-Conversion rights-Adjustments to shares delivered upon conversion upon certain fundamental changes.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.

Such constructive distributions would result in dividend income to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described in “Dividends on the common stock” below. It is not clear whether any such constructive dividend would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received by noncorporate holders or whether a corporate holder would be entitled to claim the dividends-received deduction with respect to such constructive dividend. Any taxable constructive stock dividends resulting from a change to, or a failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to basis and holding period.

Sale, exchange, redemption or other disposition of notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note (including a conversion entirely paid in cash) equal to the difference between the amount realized (less any accrued interest, which will be taxable as such) upon the sale, exchange, redemption or other disposition and the holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally equal the amount paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. A non-corporate U.S. holder who has held the note for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses may be limited.

Conversion of notes into common stock and cash

The U.S. federal income tax treatment of a U.S. holder’s conversion of the notes into our common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a recapitalization or as a partially taxable exchange, as briefly discussed below.

Possible treatment as a recapitalization. The conversion of a note into common stock and cash may instead be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described below. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash (not including cash received in lieu of fractional shares) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash or common stock attributable to accrued interest) over (B) the U.S. holder’s adjusted tax basis in the notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. holder (other than common stock received attributable to accrued interest) would include the period during which the U.S. holder held the notes. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.

Possible treatment as part conversion and part redemption. The conversion of a note into our common stock and cash may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the stock received upon conversion generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note.

With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

Although the law on this point is not entirely clear, a holder would likely allocate its tax basis in a note between the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.

Treatment of cash in lieu of a fractional shares. If a U.S. holder receives cash in lieu of a fractional share of common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder’s tax basis in the notes that is allocated to the fractional share.

Treatment of amounts attributable to accrued interest. Any cash and the value of any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.

U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock.

Possible effect of changes to the terms of the notes

In certain situations, we may adjust the conversion rate of the notes and provide for the exchange of the notes into publicly traded securities. See “Fundamental change permits holders to require us to repurchase the notes.” Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time. In addition, the exchange of the notes for the publicly traded securities may be treated as a taxable event to a holder.

Dividends on the common stock

A distribution in respect of our common stock generally will be treated as a dividend to the extent paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in our common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Dividends received by individual holders generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning on or before December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment interest expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the dividends received deduction.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, exchange, redemption or other disposition of common stock

A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Information reporting and backup withholding

When required, we or our paying agent will report to U.S. holders of the notes and our common stock and to the IRS amounts paid on or with respect to the notes and the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on interest payments made on the notes and dividends paid on the common stock and proceeds from the sale of the common stock or the notes (including a redemption or retirement) at the applicable rate (which is currently 28%) if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Consequences to non-U.S. holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of our common stock. The term “non-U.S. holder” means a beneficial owner of a note or shares of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” or “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Stated interest

Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to the 30% U.S. federal withholding tax or U.S. federal income tax at graduated rates in respect of interest income on the notes, provided that:

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) the non-U.S. holder holds the notes through foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury regulations.

If a non-U.S. holder does not satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest received or accrued by the non-U.S. holder on the note is effectively connected with the conduct of that trade or business, such interest (although exempt from the 30% withholding tax, provided the non-U.S. holder complies with certain certification and disclosure requirements) will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as a U.S. holder (unless, under an applicable treaty, the interest is not attributable to a U.S. permanent establishment of the holder). In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends on the common stock

Any dividend paid with respect to our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. holders-Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates (unless, under an applicable treaty, such dividends are not attributable to a U.S. permanent establishment of such holder). Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, exchange, redemption or other disposition of notes or common stock

Any gain realized by a non-U.S. holder upon the sale, exchange, redemption or other taxable disposition of a note or shares of our common stock (including a conversion of the note into shares of common stock that is treated as a taxable event, see “Consequences to U.S. holders-Conversion of notes into common stock and cash”) generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” during the applicable statutory period. We are not, and do not anticipate that we will become, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Information reporting and backup withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of interest and dividends paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the holder if the non-U.S. holder has provided the statement described above in the fifth bullet point under “—Consequences to non-U.S. holders—Stated interest.” A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note or shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Selling securityholders

We originally issued the notes in a private placement to J.P. Morgan Securities, Inc., Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, Raymond James & Associates, Inc., SunTrust Capital Markets, Inc. and Wachovia Capital Markets, LLC, as initial purchasers, on May 16, 2007 pursuant to Section 4(2) of the Securities Act. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Those purchasers may have made subsequent transfers of the notes to purchasers that are qualified institutional buyers pursuant to Rule 144A. We have no knowledge whether the selling securityholders listed below received the notes on the initial distribution or through subsequent transfers after the close of the initial private placement.

The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with respect to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to use commercially reasonable efforts to keep the shelf registration statement continuously effective until such time as each of the notes, and each share of common stock issuable on the conversion thereof, either (i) is no longer outstanding, (ii) has been sold or otherwise transferred pursuant to an effective registration statement, (iii) is freely transferable by persons who are not our affiliates without registration under the Securities Act, or (iv) is eligible to be sold pursuant to Rule 144(k) under the Securities Act or any successor or similar provision. See “Description of notes—Registration rights.” The selling securityholders, which term includes their transferees, pledges, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes. Upon request by a selling securityholder following the effectiveness of the registration statement of which this prospectus is a part, we will file a prospectus supplement naming those transferees, donees or pledgees or their successors who are able to offer and sell the notes and the underlying common stock pursuant to this prospectus.

The following table sets forth information that we have received through October 1, 2007 regarding the principal amount of notes and the underlying common stock, beneficially owned by each selling securityholder, that may be offered using this prospectus. Information with respect to selling securityholders and beneficial ownership of the notes is based upon information provided by or on behalf of the selling securityholders. Unless otherwise described below, no selling securityholder nor any of its affiliates is a broker-dealer, has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. No selling securityholder that is a broker-dealer acquired the notes as compensation for underwriting activities, purchased the securities outside of the ordinary course of business or, at the time of the purchase of the securities, had any agreements or understandings, directly or indirectly, with any person to distribute the securities. Selling securityholders that are affiliates of broker-dealers purchased the securities in the ordinary course of business and at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of notes pursuant to the registration statement, we may supplement this prospectus to include that information. With respect to any securityholder who acquires notes after the effectiveness of this registration statement, we may supplement this prospectus under the Securities Act to add that securityholder to the table.

A selling securityholder may offer all, some or none of the notes or the shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of the notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Changed information regarding selling securityholders will be set forth in an amendment to the registration statement, of which this prospectus is a part, or a supplement to this prospectus, as required by law.

Name	Principal Amount of Notes Beneficially Owned that may be Offered ($)	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock that may be Offered (1)	Percentage of Common Stock Outstanding (2)	Number of Shares of Common Stock upon Completion of the Offering (3)
Absolute Strategies Fund, Forum Funds Trust (4)	625,000	*	11,436	11,436	*	0
Argent Classic Convertible Arbitrage Fund II, L.P. (5)	140,000	*	2,561	2,561	*	0
Argent Classic Convertible Arbitrage Fund L.P. (5)	490,000	*	8,966	8,966	*	0
Argent Classic Convertible Arbitrage Fund Ltd. (5)	4,680,000	1.56%	85,638	85,638	*	0
Argentum Multi-Strategy Fund Ltd-Classic (5)	90,000	*	1,646	1,646	*	0
Bank of America Pension Plan (6)	400,000	*	7,319	7,319	*	0
CBARB (7)	7,500,000	2.50%	137,241	137,241	*	0
Citadel Equity Fund, Ltd. (8)	21,500,000	7.17%	393,426	393,426	1.29%	0
CNH CA Master Account, L.P. (9)	1,000,000	*	18,298	18,298	*	0
CQS Convertible and Quantitative Strategies Master Fund Limited (10)	2,000,000	*	36,597	36,597	*	0
Elite Classic Convertible Arbitrage Ltd. (5)	250,000	*	4,574	4,574	*	0
Highbridge Convertible Arbitrage Master Fund LP (11)	5,600,000	1.87%	102,473	102,473	*	0
Highbridge International LLC. (12)	32,400,000	10.80%	592,884	592,884	1.94%	0
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC (13)	1,020,000	*	18,664	18,664	*	0
JABCAP Multi Strategy Master Fund Limited (14)	15,390,000	5.13%	281,620	281,620	*	0
J-Invest Ltd. (14)	3,610,000	1.20%	66,059	66,059	*	0
Lehman Brothers Inc. (15)	1,000,000	*	18,298	18,298	*	0
Linden Capital LP (16)	27,500,000	9.17%	503,219	503,219	1.65%	0
Mohican VCA Master Fund, Ltd. (17)	1,800,000	*	32,938	32,938	*	0
Peoples Benefit Life Insurance Company Teamsters (6)	1,260,000	*	23,056	23,056	*	0
Polygon Global Opportunities Master Fund (18)	4,000,000	1.33%	73,195	73,195	*	0

Name	Principal Amount of Notes Beneficially Owned that may be Offered ($)	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock that may be Offered (1)	Percentage of Common Stock Outstanding (2)	Number of Shares of Common Stock upon Completion of the Offering (3)
Quattro Fund Ltd. (19)	6 ,970,000	2.32%	127,543	127,543	*	0
Quattro Multistrategy Masterfund LP (19)	510,000	*	9,332	9,332	*	0
Redbourn Partners Ltd. (6)	340,000	*	6,221	6,221	*	0
Silvercreek Limited Partnership (20)	12,060,000	4.02%	220,684	220,684	*	0
Silvercreek II Limited (20)	5,940,000	1.98%	108,695	108,695	*	0
Steelhead Pathfinder Master LP (21)	250,000	*	4,574	4,574	*	0
TQA Master Fund LTD. (22)	1,535,000	*	28,088	28,088	*	0
TQA Master Plus Fund LTD. (23)	959,000	*	17,548	17,548	*	0
UBS (Lux) Bond Sican Convert Global USD B (24)	1,500,000	*	27,448	27,448	*	0
UBS (Lux) Institutional Fund Global Convertible Bonds (24)	8,600,000	2.87%	157,370	157,370	*	0
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited (25)	9,460,000	3.15%	173,107	173,107	*	0
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited (26)	540,000	*	9,881	9,881	*	0
Vicis Capital Master Fund (27)	6,000,000	2.00%	109,793	109,793	*	0
Wachovia Capital Markets LLC (28)	8,750,000	2.92%	160,115	160,115	*	0
Xavex Convertible Arbitrage 10 Fund (5)	350,000	*	6,404	6,404	*	0
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC (29)	506,000	*	9,259	9,259	*	0

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 18.2989 shares of common stock per $1,000 principal amount of notes. However, this conversion rate is subject to adjustment as described under “Description of notes — Conversion rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1), using 30,003,706 shares of common stock outstanding as of October 1, 2007. In calculating this amount for each holder, the number of shares of common stock issuable upon conversion of all of that holder’s notes, but not any other holder’s notes, are treated as outstanding.

(3)	The information presented assumes that all of the selling securityholders will fully convert the notes for shares of our common stock and that the selling securityholders will sell all shares of our common stock that they received pursuant to such conversion.

(4)	Mohican Financial Management, LLC is the portfolio manager of Absolute Strategies Fund, Forum Funds Trust. Eric Hage of Mohican Financial Management, LLC is the natural person who has voting and investment control over the securities being offered.

(5)	Messrs. Nathaniel Brown and Robert Richardson are the natural persons who have voting and investment control over the securities being offered.

(6)	Tomas Kirviatis is the natural person who has voting and investment control over the securities being offered.

(7)	CBARB is a segregated account of Geode Capital Master Fund Ltd., which is an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda. Phil Dumas is the natural person who has dispositive power over the securities being offered.

(8)	Citadel Limited Partnership is the trading manager of Citadel Equity Fund, Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund, Ltd. Citadel Investment Group L.L.C. controls Citadel Limited Partnership. Kenneth C. Griffin controls Citadel Investment Group L.L.C. and therefore has ultimate investment discretion over the securities being offered. Citadel Limited Partnership, Citadel Investment Group L.L.C. and Mr. Griffin each disclaim beneficial ownership of the securities being offered.

(9)	CNH Partners, LLC is the Investment Advisor of CNH CA Master Account, L.P. and has sole voting and dispositive power over the securities being offered. Investment principals for CNH Partners, LLC are Messrs. Robert Krail, Mark Mitchell and Todd Pulvino.

(10)	Karla Bodden, Jane Fleming, Dennis Hunter, Alan Smith and Gary Trehiou, as directors of CQS Convertible and Quantitative Strategies Master Fund Limited, are the natural persons who have voting and investment control over the securities being offered.

(11)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(12)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International, LLC.

(13)	Gary Crowder is the natural person who has voting and investment control over the securities being offered

(14)	Philippe Jabre is the natural person who has voting and investment control over the securities being offered.

(15)	Lehman Brothers, Inc. is a reporting company under the Exchange Act. Lehman Brothers, Inc. has identified itself as a registered broker-dealer and, accordingly, it is, under the interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933. Please see “Plan of distribution” for required disclosure regarding this selling securityholder.

(16)	Siu Min Wong is the natural person who has voting and investment control over the securities being offered.

(17)	Eric Hage and Daniel Hage are the natural persons who have voting and investment control over the securities being offered.

(18)	Polygon Investment Partners LLP, Polygon Investment Partners LP, Polygon Investments Ltd., Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power over the securities being offered. Polygon Investment Partners LLP, Polygon Investment Partners LP, Polygon Investments Ltd., Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear disclaim beneficial ownership of the securities being offered.

(19)	Andrew Kaplan, Brian Swain, and Louis Napoli are the natural persons who have voting and investment control over the securities being offered.

(20)	Louise Morwick, Bryn Joynt, and Chris Witkowski are the natural persons who have voting and investment control over the securities being offered.

(21)	Steelhead PF Capital LTD is the general partner of Steelhead Pathfinder Master LP. Steelhead Partners LLC is the shareholder of Steelhead PF Capital LTD. Michael Johnson and Brian K. Klein are the managing members of Steelhead Partners LLC.

(22)	TQA Investors, LLC is the controlling shareholder of TQA Master Fund LTD. Andrew Anderson, Paul Bucci, Robert Butman and George Esser are the principals of TQA Investors, LLC and are the natural persons who have voting and investment control over the securities being offered.

(23)	TQA Investors, LLC is the controlling shareholder of TQA Master Plus Fund LTD. Andrew Anderson, Paul Bucci, Robert Butman and George Esser are the principals of TQA Investors, LLC and are the natural persons who have voting and investment control over the securities being offered.

(24)	UBS Global Asset Management (UK) Ltd. is the investment manager and has voting and investment control over the securities being offered. UBS Global Asset Management (UK) Ltd. is a wholly owned subsidiary of UBS AG, which is a publicly held entity.

(25)	UBS O’Connor LLC is the investment manager of UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited and has voting and investment control over the securities being offered. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG, which is a reporting company under the Exchange Act.

(26)	UBS O’Connor LLC is the investment manager of UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited and has voting and investment control over the securities being offered. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG, which is a reporting company under the Exchange Act.

(27)	Vicis Capital LLC is the investment manager for Vicis Capital Master Fund. Shad Stastney, John Succo and Sky Lucas control Vicis Capital LLC and are the natural persons who have voting and investment control over the securities being offered.

(28)	Wachovia Capital Markets LLC is a subsidiary of Wachovia Corp., which is a publicly held entity.

(29)	TQA Investors, LLC is the controlling shareholder of Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC. Andrew Anderson, Paul Bucci, Robert Butman and George Esser are the principals of TQA Investors, LLC and are the natural persons who have voting and investment control over the securities being offered.

Plan of distribution

We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The aggregate proceeds to the selling securityholders will be the purchase price of the notes less any discounts and commissions. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•

through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

Each selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. These discounts, commissions or concessions may be in excess of those customary in the types of transactions involved. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities as underwriters under the Securities Act and the Exchange Act.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•

on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. We cannot assure you that any selling securityholder will sell any or all of the notes or the underlying common stock offered by them pursuant to this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, we cannot assure you that any selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “CAI.” We do not intend to apply for listing of the notes on any securities exchange. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. To our knowledge, Lehman Brothers Inc. is the only selling securityholder that is a registered broker-dealer or is affiliated with a registered broker-dealer. We do not have a material relationship with Lehman Brothers Inc., and it does not have the right to designate or nominate a member or members of our board of directors.

Pursuant to the registration rights agreement that has been incorporated by reference as an exhibit to this registration statement, we and the selling securityholders will each indemnify the other against specified liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Legal matters

The validity of the notes and common stock offered by this prospectus and the enforceability of our obligations under the notes are being passed upon for us by Foley Hoag LLP, Boston, Massachusetts.

Experts

The consolidated financial statements of CACI International Inc included in CACI International Inc’s Annual Report (Form 10-K) for the year ended June 30, 2007 (including the schedule included therein), and CACI International Inc’s management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference room. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We have filed with the SEC a registration statement that contains this prospectus on Form S-1 under the Securities Act. The registration statement relates to the notes and the common stock issuable on conversion of the notes offered by the selling securityholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information about us, the notes and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC, as described in the preceding paragraph.

Documents incorporated by reference

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. The documents we have filed with the SEC (File No. 1-31400) that we incorporate by reference are:

1.	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders to be held on November 14, 2007); and

2.	Our Current Reports on Form 8-K filed on July 11, 2003, July 3, 2007, September 24, 2007, September 25, 2007, and October 4, 2007.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to such documents. You should direct any requests for documents to CACI’s Chief Legal Officer, 1100 North Glebe Road, Arlington, Virginia 22201, (703) 841-7800. You should rely only on the information incorporated by reference or provided in this prospectus.